Exhibit (2)(1)

MEMBER INTEREST PURCHASE AGREEMENT

by and among

C-COR INCORPORATED,

BROADBAND MANAGEMENT SOLUTIONS, LLC

(as “Purchaser”),

nCUBE CORPORATION

(as “Seller”),

and

nCUBE SUB, LLC

(as the “Company”)

Dated as of October 20, 2004

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4.27	Stockholder Approval	38
4.28	Internal Controls	38
4.29	Completeness of Disclosure	39

SECTION 5. REPRESENTATIONS AND WARRANTIES OF C-COR AND PURCHASER		39
5.1	Organization and Authority	39
5.2	Authorization; Binding Obligation	39
5.3	No Violations	39
5.4	Investment Purpose	40
5.5	Capitalization	40
5.6	Reports	41
5.7	Liabilities	41
5.8	No Vote	41
5.9	Adequate Cash	42
5.10	Completeness of Disclosure	42

SECTION 6. PRE-CLOSING OBLIGATIONS OF SELLER AND THE COMPANY		42
6.1	General	42
6.2	Access to Offices, Officers	42
6.3	Preservation of Business	42
6.4	Preservation of Business Insurance	43
6.5	Third Party Consents	43
6.6	Exclusivity	44
6.7	Disclosure; Schedules	45
6.8	Confidentiality	45
6.9	Supplemental Financial Statements	46
6.10	Company Obligations; Affiliate Agreements	46
6.11	Employees and Employee Benefits; Options	46
6.12	Intangible Asset Information	47
6.13	Stockholder Approval and Creditor Lock-Up	47
6.14	Consummated Contribution	47
6.15	Fees and Expenses	47
6.16	Company Tax Status	47

SECTION 7. COVENANTS OF C-COR AND PURCHASER		47
7.1	General	47
7.2	Confidentiality	47
7.3	Employees and Employee Benefits	48
7.4	Restrictions Prior to Closing	48
7.5	Consents and Approvals	48
7.6	Fees and Expenses	50
7.7	Disclosure; Schedules	50
7.8	NASDAQ Listing of Additional Shares Application	50

SECTION 8. CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE		50
8.1	Representations and Warranties True	50
8.2	Performance	50
8.3	No Material Adverse Effect	51

8.4	Consents	51
8.5	No Proceedings, Injunctions, Etc.	51
8.6	Officer’s Certificates	51
8.7	Resignations	51

SECTION 9. CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE		51
9.1	Representations and Warranties True	51
9.2	Performance	51
9.3	Consents	51
9.4	No Proceedings, Injunctions, Etc.	52
9.5	No Material Adverse Effect	52
9.6	Listing	52
9.7	Officer’s Certificates	52

SECTION 10. POST-CLOSING COVENANTS		52
10.1	General	52
10.2	Litigation	52
10.3	Non-Competition	53
10.4	Tax Reporting and Allocation of Consideration	54
10.5	Confidentiality; Access to Information	55
10.6	Financial Certifications	55
10.7	Excluded Liabilities	55
10.8	Registration Rights	56
10.9	Non-Assignable Assets	57
10.10	Employee Benefits	58

SECTION 11. INDEMNIFICATION		58
11.1	Indemnification by Seller and Seller Additional Parties	58
11.2	Indemnification by C-COR and Purchaser	58
11.3	Procedures for Indemnification for Third Party Claims	59
11.4	Procedures for Direct Claims; Disputes	60
11.5	Limitations	61
11.6	Escrow	62

SECTION 12. TERMINATION		62
12.1	Termination of Agreement	62
12.2	Effect of Termination	62

SECTION 13. MISCELLANEOUS		63
13.1	Entire Agreement	63
13.2	Amendments; Waivers	63
13.3	Taxes	64
13.4	Governing Law; Consent to Jurisdiction; Service of Process	64
13.5	Choice of Venue	64
13.6	Waiver of Jury Trial	64
13.7	Representation by Counsel	64
13.8	Assignment	64
13.9	Headings	65
13.10	Notices	65

13.11	Counterparts	66
13.12	Severability	66
13.13	Specific Performance	66
13.14	Legal Expenses	66
13.15	No Third Party Beneficiaries	66

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Creditor Lock-Up Agreements and Creditors
Exhibit C	Voting Agreement
Exhibit D	Form of Indenture
Exhibit E	Form of C-COR Lock-Up Agreements

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SCHEDULES

Schedule 2.2(b)	Excluded Assets
Schedule 2.2(c)(11)	Excluded Liabilities
Schedule 4.1(a)	Jurisdictions in which Company is Qualified
Schedule 4.1(b)	Subsidiaries of Seller; Jurisdictions of Qualification
Schedule 4.4	Conflict or Violation
Schedule 4.7	Financial Statements
Schedule 4.8	Events Subsequent to Balance Sheet Date
Schedule 4.9(a)	Liabilities of Seller
Schedule 4.9(b)	Assets or Liabilities of the Company
Schedule 4.10	Permitted Liens
Schedule 4.10(a)	Tangible Assets
Schedule 4.10(b)	Tangible Assets Listed by Office Location as of September 30, 2004
Schedule 4.11(a)	Intellectual Property; Licenses
Schedule 4.11(b)	Intellectual Property Infringements
Schedule 4.11(c)	Licenses Out
Schedule 4.11(d)	Licenses In
Schedule 4.12	Tax Matters
Schedule 4.13(a)	Leased Real Property
Schedule 4.15	Relationships with Customers and Suppliers
Schedule 4.16	Accounts & Notes Receivable
Schedule 4.17	Insurance
Schedule 4.18	Employees Intending to Voluntarily Terminate
Schedule 4.19(a)	Employee Benefits
Schedule 4.19(c)	Liabilities Under Title IV of ERISA
Schedule 4.19(n)	Acceleration of Time of Payment or Vesting, or Increases in Benefits
Schedule 4.20	Environmental Matters
Schedule 4.21(a)	Litigation
Schedule 4.21(b)	Compliance with Laws and Governmental Permits
Schedule 4.22	Affiliate Transactions
Schedule 4.23	Creditor Locations
Schedule 4.24	Commissions
Schedule 4.25(a)	Names and Titles of Directors and Officers of the Company, Seller, Seller Subsidiaries
Schedule 4.26(a)	Products Sold in Violation of Contractual Commitments
Schedule 4.26(b)	Written Product Liability Claims
Schedule 5.3	No Violations
Schedule 5.5	Authorized Capital Stock
Schedule 8.8	Material Consents
Schedule 10.2(b)	Patent Litigations

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MEMBER INTEREST PURCHASE AGREEMENT

This Member Interest Purchase Agreement (this “Agreement”), dated as of October 20, 2004, is entered into by and among C-COR Incorporated, a Pennsylvania corporation (“C-COR”), Broadband Management Solutions, LLC, a Delaware limited liability company (“Purchaser”), nCUBE Sub, LLC, a Delaware limited liability company (the “Company”), and nCUBE Corporation, a Delaware corporation (“Seller”) and the parties executing the Joinder attached to this Agreement (the “Seller Additional Parties”).

RECITALS:

WHEREAS, the boards of directors of C-COR, Purchaser, Seller and the Company have determined that it is advisable and in the best interests of their respective stockholders (or unit-holders, as applicable) for C-COR, Purchaser, Seller and the Company to enter into a purchase transaction on the terms and subject to the conditions set forth herein;

WHEREAS, immediately prior to the closing of the purchase transaction, Seller will contribute certain assets and liabilities to the Company;

WHEREAS, pursuant to the purchase transaction, Seller will sell to Purchaser all of the outstanding member interests of the Company, which consists of 100 member interests (“Units”), all of which are held by Seller, on the terms and subject to the conditions described below, so that Purchaser and its Affiliates will become the sole owner of all of the member interests of the Company (the “Unit Transfer”);

WHEREAS, pursuant to the purchase transaction, C-COR Europe Holdings, B.V., an entity formed under the laws of the Netherlands and an indirect, wholly-owned subsidiary of Purchaser (“BV”), will acquire from Seller all of the outstanding interests in nCube UK Ltd., and nCube Deutschland GmbH, on the terms and subject to the conditions described below (the “Subsidiary Interest Transfer”);

WHEREAS, pursuant to the purchase transaction, Broadband Royalty Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Purchaser (“BRC”), will acquire from Seller all of the Business Intellectual Property (as defined herein), on the terms and subject to the conditions described below (the “IP Transfer” and, together with the Unit Transfer and the Subsidiary Interest Transfer, the “Transaction”);

WHEREAS, a portion of the consideration otherwise payable to Seller in connection with the Transaction shall be placed in escrow by Purchaser at the Closing (as defined below) for purposes of satisfying indemnification obligations of Seller and the Seller Additional Parties to Purchaser, and shall be disbursed in accordance with an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be entered into prior to the Closing of the Transaction, by and among Purchaser, Seller and the Escrow Agent (as defined herein);

WHEREAS, C-COR shall pay a portion of the consideration payable to Seller in connection with the Transaction by issuing to those creditors of Seller set forth on Exhibit B (each a “Creditor”), shares of C-COR Common Stock and general unsecured senior notes, which rank equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of C-COR, and which are convertible into shares of C-COR Common Stock (together, the “Non-Cash Consideration”);

WHEREAS, as an inducement to Purchaser to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of Seller have entered into a Voting Agreement with Purchaser in the form attached hereto as Exhibit C (the “Voting Agreements”);

WHEREAS, as an inducement to Purchaser to enter into this Agreement, prior to Closing, each Creditor will enter into a Lock-Up Agreement with C-COR in substantially the form attached hereto as Exhibit B (the “Creditor Lock-Up Agreements”); and

WHEREAS, as an inducement to Seller to enter into this Agreement, prior to Closing, C-COR and each officer and director of C-COR will enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit E (the “C-COR Lock-Up Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Action” shall mean any litigation and proceeding of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

“Affiliate” of a Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the initial paragraph of this Agreement.

“Ancillary Agreements” shall mean the Escrow Agreement, the Voting Agreements, the Indenture, the C-COR Debt Securities, the Joint Defense Agreement and the Lock-Up Agreements.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a) of this Agreement.

“Auditor” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Auditor’s Report” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Average Price” shall mean the volume-weighted average price per share of C-COR Common Stock as reported by Bloomberg, L.P. on the NASDAQ National Market System for the ten (10) consecutive Trading Days immediately preceding the business day prior to Closing.

“Balance Sheet” shall have the meaning set forth in Section 4.7(a) of this Agreement.

“Balance Sheet Date” shall mean December 31, 2003.

“BRC” shall have the meaning set forth in the Recitals to this Agreement.

“Business” shall mean Seller’s business, based on its proprietary technology and Intellectual Property, of video on demand, ad insertion and any other business of Seller, on the date hereof to and including the Closing unless otherwise specifically set forth herein.

“Business Employees” shall mean all individuals who are employed by Seller or by the Company on or after the date hereof, excluding any individuals who first become employed by the Company or Seller after the Closing.

“Business Intellectual Property” shall have the meaning set forth in Section 4.11(a).

“BV” shall have the meaning set forth in the Recitals to this Agreement.

“C-COR” shall have the meaning set forth in the initial paragraph of this Agreement.

“C-COR Common Stock” shall mean the common stock of C-COR, par value $0.05 per share.

“C-COR Debt Securities” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“C-COR Lock-Up Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“C-COR Shares” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Claim Notice” shall have the meaning set forth in Section 11.4(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

“Closing Cash Payment” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

“COBRA” shall mean the continuation of health coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as they may be amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended.

“Company” shall have the meaning set forth in the initial paragraph of this Agreement.

“Company Group” shall have the meaning set forth in the introductory paragraph of Section 4.

“Company Group Plan” shall have the meaning set forth in Section 4.19(a).

“Contracts” shall mean all written contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind.

“Contributed Assets” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Contribution” shall mean the transactions described in Section 2.2 of this Agreement.

“Conversion Price” means the product of the Average Price multiplied by 1.33.

“Creditor” shall have the meaning set forth in the Recitals to this Agreement.

“Creditor Lock-Up Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Damage Threshold” shall have the meaning set forth in Section 11.5(d) of this Agreement.

“Damages” shall mean, collectively, all losses, Liabilities, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) after taking into account all insurance proceeds or other cash receipts or sources of reimbursement available as an offset against such Damages and subtracting the costs of recovery and the amount of premiums paid, and making adjustment for future premium increases. Damages shall specifically exclude punitive damages in all cases other than fraud. Damages to the extent arising from a breach of the following representations and warranties shall exclude consequential, special and incidental damages: Sections 4.1; 4.6; 4.11 through 4.13; 4.16; 4.17; 4.19 through 4.26; 4.28 through 4.30; 5.1; 5.2; 5.4; 5.6; 5.8; and 5.10.

“Debt for Borrowed Money” shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, including reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (d) contingent obligations of the type referenced in clauses (a) through (c) of this paragraph, whether or not secured, in respect of the obligations of other Persons.

“Direct Claim” shall have the meaning set forth in Section 11.4(a) of this Agreement.

“Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 4.

“Dollars” and “$” shall mean United States dollars.

“Employment Laws” shall mean all federal, state, local and municipal Laws in effect at or prior to Closing relating to employees, dependent contractors and independent contractors and their employment, or rendition of services, including taxation, health, labor, labor/management relations, occupational health and safety, pay equity, employment equity or discrimination, employment standards, benefits and workers’ compensation.

“Environmental Condition” shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by Seller or the Company or any of its predecessors in interest, or by its respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of Seller or the Company.

“Environmental Laws” shall mean all of the following, to the extent in effect as of the Closing: applicable Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.19(a) of this Agreement.

“ERISA Plans” shall have the meaning set forth in Section 4.19(a) of this Agreement.

“Escrow Agent” shall mean the escrow agent under the Escrow Agreement, which escrow agent shall be designated by Purchaser and Seller prior to Closing, or any alternative or successor agent.

“Escrow Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Escrow Amount” shall mean an amount equal to the sum of (i) 10% of the Closing Cash Payment before subtracting the Substituted Cash Escrow, (ii) 10% of the principal amount of the C-COR Debt Securities issued at the Closing, and (iii) the product of 450,000 multiplied by the Average Price.

“Escrow Period” shall have the meaning set forth in Section 11.5(a) of this Agreement.

“Escrowed Consideration” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Escrowed Shares” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Expenses” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.7(a) of this Agreement.

“GAAP” shall mean generally accepted accounting principles, as in effect in the United States.

“Governmental Authority” shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

“Governmental Permits” shall mean any and all of the governmental permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations, consents and other licenses relating to the use or occupancy of the Real Property, issued to the Company or Seller or which are used by the Company or Seller, or are otherwise necessary or material to, the operation of the Business, the use by any member of Company or Seller of the Real Property, or the conduct of the Business at the Real Property.

“Guarantees” shall mean all guarantees and endorsements, whether secured or not, in respect of the obligations of other Persons.

“Hazardous Substances” shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws excluding, however, such substances or materials used in office and janitorial products by or for Seller or the Company in compliance with Environmental Laws.

“Holdback” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

“Indebtedness” shall mean (a) Debt for Borrowed Money, (b) all obligations of such Person under capital leases, and (c) liabilities in respect of unfunded vested benefits.

“Indemnifying Party” shall mean any Person or Persons required to provide indemnification under this Agreement.

“Indemnifying Seller” shall have the meaning set forth in Section 11.1.

“Indemnitee” shall mean any Person or Persons entitled to indemnification under this Agreement.

“Intellectual Property” shall mean all (i) Patents, inventions, whether or not patentable, that have been reduced to practice or made the subject of one or more pending Patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, trade names and corporate names in the United States and all other nations throughout the world, including all registered variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States (e.g., associated with the .com, .de, ca, .au, .net or .org top level domains) and all other nations throughout the world, (v) trade secrets and other proprietary business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vi) industrial designs (whether or not registered), and (vi) proprietary databases and data collections.

“Indenture” shall have the meaning set forth in Section 2.3(a).

“Investigation” shall mean any investigation of any nature by any Governmental Authority.

“IP Transfer” shall have the meaning set forth in the Recitals of this Agreement.

“Joint Defense Agreement” shall mean those certain Joint Defense Agreements, dated as of October 11, 2004 and October 14, 2004 between C-COR and Seller.

“Knowledge” shall mean with respect to any representation, warranty or statement of any Person that is qualified by such Person’s “knowledge,” the actual knowledge after due inquiry of such Person, which, in the case of any Person that is an entity, means the knowledge of the employee-officers of such Person, after due inquiry of any such officer internally within such Person and in the case of the Company, means the knowledge of the employee-officers of Seller after due inquiry of any such officer internally within such Person.

“Laws” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

“Liabilities” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

“Lien” shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

“Litigation” shall mean any Action, demand, claim or investigation pending, or to the Knowledge of the Company or Seller, threatened against, or brought by or against any of the Seller, the Company, or the Seller’s or the Company’s directors, officers or employees, in such capacity.

“Lock-Up Agreement” shall mean the C-COR Lock Up Agreements and the Creditor Lock Up Agreements.

“Make-Whole Increase” shall have the meaning set forth in Section 2.4(b) of this Agreement.

“Material Adverse Effect” shall mean, with respect to any Person, any events, acts, conditions or occurrences, whether individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on or material adverse change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities, or results of operations of the Person and its subsidiaries, taken as a whole, (b) the legality or enforceability against such Person of this Agreement or (c) the ability of such Person to perform his, her or its obligations and to consummate the transactions under this Agreement, in each case excluding effects resulting from (i) the announcement or pendency of the Transaction, (ii) general economic conditions (iii) conditions affecting the video on demand and ad insertion industry generally, (iv) actions taken by any Person at the specific request or with the agreement or consent of C-COR or Purchaser (if such Person is the Company or Seller) or Seller (if such Person is C-COR or Purchaser) and (v) with respect to Seller or the Company, continued financial losses by Seller or the Company consistent with the historical financial losses of Seller.

“Material Contracts” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Non-Assignable Assets” shall have the meaning set forth in Section 10.9 of this Agreement.

“Non-Cash Consideration” shall have the meaning set forth in the Recitals to this Agreement.

“Notice to Defend” shall have the meaning set forth in Section 11.3(a) of this Agreement.

“Options” means outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Seller or any stockholder or interest holder thereof to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional equity interests of Seller or obligating Seller to grant, extend or enter into any such agreement or commitment.

“Patents” shall mean all U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and extensions of the foregoing).

“Patent Litigations” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Permitted Liens” shall mean (i) any Lien set forth on Schedule 4.10, (ii) any Lien created pursuant to this Agreement or the Ancillary Agreements, (iii) any Lien for Taxes not yet due and payable or that Seller is contesting in good faith, and (iv) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course for sums not yet due and payable or that Seller is contesting in good faith.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, limited liability company, firm, partnership or other entity or government or Governmental Authority.

“Plans” shall have the meaning set forth in Section 4.19(a) of this Agreement.

“Proceeds” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the initial paragraph of this Agreement.

“Purchaser Indemnitee” shall have the meaning set forth in Section 11.1 of this Agreement.

“Purchaser’s Reconciliation Payment” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Purchaser’s Working Capital Certificate” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Real Property” shall have the meaning set forth in Section 4.13(a) of this Agreement.

“Registered Intellectual Property” shall mean all Intellectual Property owned solely by Seller that is registered or filed with or issued by any Governmental Authority, including all Patents, registered copyrights, registered service marks and registered trademarks and all applications for any of the foregoing by Seller.

“Registration Statement” shall have the meaning set forth in Section 10.8(a) of this Agreement.

“Reports” shall have the meaning set forth in Section 5.6(a) of this Agreement.

“Response Period” shall have the meaning set forth in Section 11.4(a) of this Agreement.

“Schedules” shall have the meaning set forth in the introductory paragraph of Section 4.

“SEC” shall have the meaning set forth in Section 5.6(a) of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the initial paragraph of this Agreement.

“Seller Additional Parties” shall have the meaning set forth in the initial paragraph of this Agreement.

“Seller’s Reconciliation Payment” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Seller’s Working Capital Certificate” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“SPD” shall have the meaning set forth in Section 4.19(b) of this Agreement.

“Stockholder Approval” shall have the meaning set forth in Section 4.27(a) of this Agreement.

“Subsidiary” with shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or Seller.

“Subsidiary Interests” shall mean all of the outstanding equity interests in nCUBE UK Ltd. and nCUBE Deutschland GmbH.

“Subsidiary Interest Plan” shall have the meaning set forth in Section 4.19(a).

“Substituted Cash Escrow” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Supplemental Financial Statements” shall have the meaning set forth in Section 6.9 of this Agreement.

“Tax Returns” or “Returns” shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes, and any Forms W-2, 1099 or similar documents required to be provided to a person other than a Governmental Authority.

“Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax, windfall profits, customs, duties, value-added taxes, Built-In Gain Tax or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Ten-Day Notice” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 11.3(a) of this Agreement.

“Trading Day” shall mean any day on which the NASDAQ National Market System is open and available for at least five (5) hours for the trading of securities.

“Transferred Working Capital” shall mean the current assets minus the current liabilities of the Company and the subsidiaries calculated in accordance with GAAP, excluding deferred revenue, deferred costs, amounts accrued for the account of Purchaser and C-COR pursuant to Section 6.11(a), Excluded Assets and Excluded Liabilities.

“Transfer Taxes” shall have the meaning set forth in Section 13.3 of this Agreement.

“Transaction” shall have the meaning set forth in the Recitals to this Agreement.

“Transaction Documents” shall mean this Agreement, the Ancillary Agreements and all instruments and documents contemplated thereby.

“Transition Plan” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Unaudited Statements” shall have the meaning set forth in Section 4.7(a) of this Agreement.

“Units” shall have the meaning set forth in the Recitals of this Agreement.

“Unit Transfer” shall have the meaning set forth in the Recitals of this Agreement.

“Voting Agreements” shall have the meaning set forth in the Recitals of this Agreement.

1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 2. THE PROPOSED TRANSACTION

2.1 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller will sell, convey, assign, transfer and deliver the Units to Purchaser, the Subsidiary Interests to BV and the Business Intellectual Property to BRC; and Purchaser will purchase and acquire the Units, will cause BV to purchase and acquire the Subsidiary Interests and will cause BRC to purchase and acquire the Business Intellectual Property from Seller, for the Purchase Price set forth in Section 2.3 below.

(b) Seller shall, and shall cause the Company to take all steps necessary to complete the Contribution prior to the Closing as set forth in Section 2.2 below.

2.2 Contribution.

(a) Immediately prior to the Closing:

(1) Seller shall contribute, transfer, assign, convey and deliver to the Company, and the Company shall acquire and accept from Seller, all of Seller’s right, title and interest in and to all of its assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary to enable Company after the Closing to operate the Business, (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) other than Excluded Assets, free and clear of any Liens other than Permitted Liens (“Contributed Assets”), but subject to Section 10.9.

(2) The Company shall assume and agree to pay, perform or otherwise discharge, in accordance with its terms and subject to the respective conditions thereof, all of the liabilities of Seller other than the Excluded Liabilities (the “Assumed Liabilities”).

(b) Except as provided under Section 6.11(a) of this Agreement, Seller shall not contribute, transfer or assign to the Company, and the Company shall not acquire or accept from Seller any cash of Seller, any of the Company Group Plans, Business Employees not included in the Transition Plan, deferred tax assets of Seller, any interest in any entity in which Enron Corporation or any of its Subsidiaries is an Affiliate, Business Intellectual Property, Subsidiary Interests, or any of the assets listed on Schedule 2.2(b) (the “Excluded Assets”).

(c) It is hereby acknowledged and agreed that the Company shall not assume or be obligated to pay, perform or otherwise discharge any of the following obligations or liabilities of Seller, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent (all of such obligations and liabilities not so assumed by Company being herein called the “Excluded Liabilities”):

(1) any liabilities, payables or obligations to the extent related solely and exclusively to Excluded Assets other than the Business Intellectual Property and the Subsidiary Interests;

(2) any Tax Liabilities for Tax periods ending prior to Closing which are related to or could be offset by any Tax assets that are Excluded Assets, including income Taxes;

(3) any liability for Taxes of Seller incident to or arising from the consummation of the transactions contemplated under this Agreement, including any bulk sales, sales or use taxes imposed on the transfer of the assets from Seller to Company, or similar taxes incident to the Contribution, if any;

(4) any liability in respect of management incentive payments or the disposition of Options under Seller’s Option plans;

(5) any liabilities or obligations of Seller or any of its Affiliates for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, or any other proposed transaction for the direct or indirect transfer or sale of the Business or any material portion thereof, including, the fees, expenses and disbursements of Seller’s counsel and accountants (including accountants’ fees, expenses and disbursements in connection with the preparation of the Financial Statements);

(6) any liability or obligation of Seller or any of its Affiliates for Debt for Borrowed Money, Guarantees, accrued interest expenses related thereto or any credit facility guarantee fees;

(7) any liability or obligation to which the Company, any Contributed Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

(8) any Liabilities under any Company Group Plan for benefits or compensation earned based on service with Company Group prior to the Closing Date, or claims incurred prior to the Closing Date, except to the extent that C-COR or Purchaser has specifically agreed to assume such Liabilities pursuant to Section 6.11.

(9) any other liability or obligation designated as an Excluded Liability on Schedule 2.2(c)(11).

(d) Seller and the Company shall take all steps reasonably necessary to cause the transactions set forth in this Section 2.2 to be treated as a contribution by Seller to the capital of the Company pursuant to the Code.

2.3 Purchase Price

(a) Purchase Price for the Units, the Business Intellectual Property and the Subsidiary Interests. Subject to Section 2.4, payment of the purchase price for the Units, the Business Intellectual Property and the Subsidiary Interests (the “Purchase Price”) shall be made as follows:

(1) At Closing, Purchaser shall deliver a payment equal to $20,000,000 plus the Make-Whole Increase, if any, less the amount of the Holdback, if any, less the amount of the Substituted Cash Escrow, if any (the “Closing Cash Payment”), by wire transfer of immediately available federal funds to Seller.

(2) At Closing, Purchaser shall deliver to Seller 4,500,000 shares of C-COR Common Stock (“C-COR Shares”), less the number of C-COR Shares (the “Escrowed Shares”) equal to the quotient obtained by dividing (x) the Escrow Amount by (y) the Average Price; provided that in the event that nCUBE so elects, by written notice delivered to Purchaser (no later than the day before Closing if such substitution shall occur or on before Closing), nCUBE may substitute all or any portion of the Escrowed Shares with cash at the Average Price if such substitution shall occur at Closing or at the volume-weighted average price per share of C-COR Common Stock as reported by Bloomberg L.P. on the NASDAQ National Market System for the ten (10) consecutive Trading Days immediately preceding the business day prior to the date of substitution (“Substituted Cash Escrow” Substituted Cash Escrow or Escrowed Shares, as the case may be, the “Escrowed Consideration”).

(3) At Closing, C-COR shall issue to Seller general unsecured senior notes which rank equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of C-COR, and which are convertible into shares of C-COR Common Stock at the Conversion Price, in substantially the form attached to the Indenture, and issued pursuant to the Indenture of C-COR to Wachovia Bank, N.A. as Trustee in substantially the form attached hereto as Exhibit D (“Indenture”) (such notes, the “C-COR Debt Securities”) in the principal amount of $35,000,000 less the Make-Whole Increase, if any.

(4) Within the time periods set forth in Section 2.4(a), Purchaser shall deliver a payment equal to the amount of Purchaser’s Reconciliation Payment due pursuant to Section 2.4, if any, by wire transfer of immediately available federal funds to Seller, or Seller shall deliver a payment equal to the amount of Seller’s Reconciliation Payment due pursuant to Section 2.4, if any, by wire transfer of immediately available federal funds to Purchaser.

(b) In connection with the issuance and delivery of the C-COR Shares to Seller and the Escrowed Consideration to the Escrow Agent pursuant to Section 2.3, at Closing:

(1) Seller, Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(2) C-COR, each officer and director of C-COR and each Creditor shall have executed and delivered the applicable Lock-Up Agreement.

2.4 Purchase Price Adjustments. The Purchase Price and form of Purchase Price payment shall be adjusted as follows:

(a) Working Capital Adjustment.

(1) At the Closing, the Chief Financial Officer of Seller will deliver to Purchaser an estimated balance sheet of Company as of the Closing prepared according to GAAP and in a manner consistent with the Financial Statements (except as set forth in Section 6.11(b)) (the “Estimated Closing Balance Sheet”), which shall include a certificate of the Chief Financial Officer calculating Seller’s estimate of Company’s Transferred Working Capital as of Closing (“Seller’s Working Capital Certificate”). In the event that the estimated Transferred Working Capital of Company as reflected on Seller’s Working Capital Certificate is less than $4,571,000, then Purchaser shall reduce the Purchase Price paid at Closing by the amount of such shortfall (the “Holdback”).

(2) On or before the forty-fifth (45th) day after the Closing Date, Purchaser shall calculate Company’s Transferred Working Capital as of the Closing Date, according to GAAP and in a manner consistent with the Financial Statements, and shall submit to Seller a certificate of the Chief Financial Officer of Purchaser stating the Transferred Working Capital of the Company as of the Closing Date (“Purchaser’s Working Capital Certificate”).

(3) In the event that the Transferred Working Capital of the Company as reflected on Purchaser’s Working Capital Certificate is less than $4,571,000, then the Purchase Price shall be adjusted downward on a dollar for dollar basis equal to the amount of such shortfall, if any; (the amount of such downward adjustment, the “Working Capital Adjustment”).

(4) In the event that the Transferred Working Capital of the Company as reflected on Purchaser’s Working Capital Certificate is less than $4,571,000 and the amount of the Working Capital Adjustment is less than the amount of the Holdback, Purchaser shall retain from the Holdback an amount equal to the Working Capital Adjustment and pay to Seller the balance of the Holdback within fifteen (15) days after Purchaser’s Working Capital Certificate becomes final (the “Purchaser’s Reconciliation Payment”).

(5) In the event that the Transferred Working Capital of the Company as reflected on Purchaser’s Working Capital Certificate is less than $4,571,000, and the amount of the Working Capital Adjustment exceeds the amount of the Holdback, Purchaser shall retain the entire amount of the Holdback and Seller shall pay the difference to Purchaser within fifteen (15) days after Purchaser’s Working Capital Certificate becomes final (the “Seller’s Reconciliation Payment”).

(6) In the event that Seller disputes the amount of the Working Capital Adjustment, then Seller shall deliver a written notice of dispute to Purchaser setting forth in reasonable detail the nature of the dispute within ten (10) business days after receipt of Purchaser’s Working Capital Certificate (“Ten Day Notice”). Purchaser shall provide Seller with reasonable access to such records as may be necessary for Seller to review Purchaser’s Working Capital Certificate. Seller and Purchaser shall negotiate in good faith to resolve such dispute within twenty (20) business days after delivery of the Ten Day Notice. In the event that Seller fails to deliver the Ten Day Notice within the time set forth in this subsection, the Purchaser Working Capital Adjustment shall be deemed final and conclusive, and shall be binding on the parties. If Seller delivers a Ten-Day Notice, no payments shall be made by either party on account of the Working Capital Adjustment until the amount of the Working Capital Adjustment becomes final. If Seller delivers a Ten-Day Notice and Seller and Purchaser are unable to agree upon the amount of any Working Capital Adjustment within twenty (20) business days after delivery of the Ten Day Notice, then an independent “Big Four” or other nationally recognized accounting firm to be mutually agreed upon by Purchaser and Seller (the “Auditor”) shall be requested to conduct a review and determine the amount of the actual Working Capital Adjustment. The Auditor shall be instructed in performing such review to provide Purchaser and Seller with copies of any and all correspondence and drafts distributed to any party. Each of Seller and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and Seller and Purchaser and Seller shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Seller, setting forth its determination of the Working Capital Adjustment and the amount of any Seller’s Reconciliation Payment or Purchaser’s Reconciliation Payment to be made (the “Auditor’s Report”). If the Auditor determines that Purchaser is entitled to 50% or less of the portion of the Working Capital Adjustment in dispute, Purchaser shall pay all of the Auditor’s fees and expenses in connection with this Section 2.4(a)(8). If the Auditor determines that Purchaser is entitled to more than 50% of the portion of the Working Capital Adjustment in dispute, Seller shall pay all of the Auditor’s fees and expenses in connection with this Section 2.4(a)(6).

(b) Reduced Principal Adjustment. In the event that the quotient obtained by dividing $35,000,000 by the Conversion Price exceeds 4,000,000, then the principal amount of the C-COR Debt Securities shall be reduced by an amount equal to the difference between $35,000,000 and the product of the Conversion Price multiplied by 4,000,000 (such difference shall be the “Make-Whole Increase”). For the avoidance of doubt, in no event shall C-COR be required to issue more than 4,000,000 shares of C-COR Common Stock in connection with the issuance of the C-COR Debt Securities (subject to stock splits and the other adjustments provided in the Indenture).

SECTION 3. CLOSING

3.1 Time, Place and Effective Date. The delivery of the Units, the Business Intellectual Property and the Subsidiary Interests pursuant to Section 2.1 and the payment of the Purchase Price pursuant to Section 2.3 (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street,

51st Floor, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreed to by the parties hereto, as soon as practicable following the satisfaction of all of the closing conditions set forth in Sections 8 and 9 hereto, but no later than 10:00 a.m. (East Coast time) on the tenth (10th) business day after satisfaction of all of the Closing conditions set forth in Sections 8 and 9 hereto, or such other date (the “Closing Date”) as mutually agreed by Purchaser and Seller after the satisfaction or waiver of all of the Closing conditions. The effective time of the transactions contemplated to be consummated at Closing shall be deemed to take effect at 12:01 a.m. (East Coast time) on the Closing Date.

3.2 Closing Deliveries.

(a) To Purchaser. At the Closing, Seller and the Company shall deliver or cause to be delivered to Purchaser the following:

(1) certificates representing the Units duly endorsed by the Seller, for transfer to Purchaser or accompanied by duly executed unit interest powers, in either case executed in blank and otherwise in form acceptable for transfer on the books of the Company;

(2) the certificates required to be delivered pursuant to Section 8.6;

(3) the resignations of the directors and officers of the Company and Seller’s Subsidiaries, pursuant to Section 8.7;

(4) the ledgers and minute books of the Company;

(5) a copy of the Certificate of Incorporation (or its equivalent) for Seller certified by the Secretary of State of Delaware, and Certificates of Good Standing (or their equivalent) from the Secretaries of State (or such similar officer which perform the customary functions of a Secretary of State) of the states identified on Schedule 4.1(b), and dated not more than ten (10) days before the Closing Date.

(6) a copy of the Certificate of Formation of the Company, certified by the Secretary of State of the State of Delaware, and Certificates of Good Standing (or their equivalent) from the Secretaries of State (or such similar offices which perform the customary functions of a Secretary of State) of the states identified on Schedule 4.1(b), each dated not more than 10 days before the Closing Date;

(7) copies of the operating agreement of the Company and the minutes of the Company authorizing this transaction, along with a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying that such copies and are true, correct and complete, and that such operating agreement was duly adopted and have not been amended or rescinded;

(8) the bylaws and the minutes of the Seller and each of its Subsidiaries, if applicable, along with a certificate executed by the Secretary of the Seller and each Seller Subsidiary dated as of the Closing Date certifying that such copies are true, correct and complete and that such bylaws and the minutes were duly adopted and have not been amended or rescinded.

(9) executed counterparts of the Escrow Agreement;

(10) executed counterparts of the Lock-Up Agreements;

(11) executed counterparts of all bills of sale and assignment and assumption agreements as may be necessary to transfer the Business Intellectual Property to BRC and the Subsidiary Interests to BV; and

(12) an affidavit of Seller stating, under penalties of perjury, the Seller’s United States taxpayer identification number and that Seller is not a foreign person for purposes of Section 1445 of the Code.

(b) To Seller. At the Closing, Purchaser and C-COR shall deliver or cause to be delivered to Seller the following:

(1) the Closing Cash Payment;

(2) stock certificates for the C-COR Shares, less the Escrowed Shares, issued in the name of the Creditors;

(3) the C-COR Debt Securities issued in the name of the Creditors;

(4) the officer’s certificates described in Section 9.7;

(5) a copy of the Certificate of Formation of Purchaser, certified by the Secretary of State of the State of Delaware, and a Certificate of Good Standing from the Secretary of State of the State of Delaware, each dated not more than ten (10) days before the Closing Date;

(6) a copy of the Articles of Incorporation of C-COR, certified by the Secretary of the Commonwealth of the Pennsylvania, and a Certificate of Good Standing from the Secretary of State of the State of Delaware, each dated not more than 10 days before the Closing Date;

(7) a certificate executed by the Secretary of Purchaser certifying that the copies of the operating agreement of Purchaser and of the minutes of Purchaser authorizing this transaction attached to such certificate are true, correct and complete copies thereof and that such operating agreement and minutes were duly adopted and have not been amended or rescinded;

(8) a certificate executed by the Secretary of C-COR certifying that the copies of the bylaws of C-COR and of the minutes of C-COR authorizing this transaction attached to such certificate are true, correct and complete copies thereof and that such bylaws and minutes were duly adopted and have not been amended or rescinded;

(9) fully executed Indenture;

(10) executed counterparts of the Escrow Agreement;

(11) executed counterparts of the Lock-Up Agreements; and

(12) executed counterparts of all bills of sale and assignment and assumption agreements as may be necessary to transfer the Business Intellectual Property to BRC and the Subsidiary Interests to BV.

(c) To BRC and BV.

(1) At the Closing, Seller shall deliver or cause to be delivered to BV the Subsidiary Interests and executed counterparts of all bills of sale and assignment and assumption agreements as may be necessary to transfer the Subsidiary Interests to BV.

(2) At the Closing, Seller shall deliver or cause to be delivered to BRC the Business Intellectual Property and executed counterparts of all bills of sale and assignment and assumption agreements as may be necessary to transfer the Business Intellectual Property to BRC.

(d) To the Escrow Agent.

(1) At the Closing, Seller, C-COR and Purchaser shall deliver executed counterparts of the Escrow Agreement to the Escrow Agent.

(2) At the Closing, C-COR shall deliver the Escrowed Consideration to the Escrow Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company, jointly and severally, represents and warrants to Purchaser and C-COR that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as otherwise set forth in the various Schedules identified below in this Section 4 delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and lettered paragraphs contained in this Section 4. Disclosure made in any particular Schedule shall be deemed made in any other Schedule or Schedules to which the relevance of such disclosure is reasonably apparent from the text of such Schedule. As used in this Section 4, the term “Company Group” means the Seller with respect to all periods prior to the Contribution and the Company with respect to all periods on and after the Contribution.

4.1 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 4.1(a). The

Company has the power and authority (limited liability company and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where such failure to be qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Seller has delivered to Purchaser complete and correct copies of the Company’s certificate of formation, operating agreement and organizational documents and all amendments thereto as of the date hereof.

(b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except for the Company and as set forth on Schedule 4.1(b), Seller has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. Seller is qualified to do business in the jurisdictions set forth in Schedule 4.1(b). Seller has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where such failure to be qualified would not reasonably be expected to have a Material Adverse Effect on Seller. Seller has delivered to Purchaser complete and correct copies of Seller’s charter documents and all amendments thereto to the date hereof.

(c) Each Subsidiary set forth on Schedule 4.1(b), is duly organized, validly existing and in good standing in the jurisdictions set forth opposite to such Subsidiary’s name on such schedules, and has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where such failure to be qualified would not reasonably be expected to have a Material Adverse Effect on Seller. Seller or the Company has delivered to Purchaser complete and correct copies of each such Subsidiary’s charter and organizational documents and all amendments thereto to the date hereof.

4.2 Ownership of Units. The Units are owned by Seller of record and beneficially free and clear of all Liens, other than restrictions imposed by federal and state securities laws and this Agreement. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good title to the Units, free and clear of all Liens, other than the restrictions on subsequent transfers imposed by federal and state securities laws.

4.3 Authority. Each of Seller and the Company has full power and authority to execute, deliver and perform their respective obligations under this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and to carry out the transactions contemplated hereby and thereby. Each of Seller and the Company has duly approved and authorized the execution and delivery of this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby and, other than the Stockholder Approval, no other proceedings or other action on the part of Seller, the Company or any stockholders of Seller as such are necessary to approve and authorize the execution, delivery and performance by Seller and the Company of this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby or thereby, or the consummation by Seller and the Company of the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed the Ancillary Agreements will constitute, a legal, valid and binding agreement of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.4 No Conflicts. Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement, the Ancillary Agreements or the other documents and instruments to be executed and delivered by each of Seller and the Company pursuant hereto, nor the consummation by Seller or the Company of the transactions contemplated hereby or thereby, nor compliance by Seller or the Company with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of Seller, (b) conflict with or result in any breach of any provision of the Certificate of Formation, operating agreement or similar organizational documents of the Company, (c) require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon or affecting any of Seller’s or the Company’s material assets or properties pursuant to, any of the terms, conditions or provisions of any material contractual obligation of Seller or the Company, (d) violate any order, writ, injunction, decree specifically naming the Company or Seller, or any statute, rule or regulation of any Governmental Authority or Governmental Permit applicable to Seller or the Company or, or to which any of their properties or assets may be bound, or (e) result in triggering of any right of first refusal or other similar right under any agreement to which Seller or the Company is a party.

4.5 Consents and Approvals of Governmental Authorities. Except under the HSR Act, no Governmental Permit is required in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby by Seller or the Company.

4.6 Capitalization. The authorized capital of the Company consists solely of the Units, all of which are issued and outstanding. The authorized capital of the Subsidiaries consists solely of the Subsidiary Interests, all of which are issued and outstanding. Seller holds of record and owns beneficially all of the Units and the Subsidiary Interests. Except for the Units, there are no outstanding Options or securities of Company, including any rights of conversion or exchange under any outstanding securities or other instruments. Except for the Subsidiary Interests, there are no outstanding Options or securities of Subsidiaries, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding Units and Subsidiary Interests have been validly issued and, if applicable, are fully paid, nonassessable and free of preemptive or similar rights.

4.7 Financial Statements; Books and Records.

(a) Attached hereto as Schedule 4.7(a) are (i) the consolidated financial statements of Seller as of and for fiscal year ended December 31, 2001, which have been audited by the former accountants for Seller (the “Audited Financial Statements”), (ii) the balance sheet of Seller as of December 31, 2003 (the “Balance Sheet”); (iii) the unaudited consolidated financial statements of Seller as of and for the fiscal years ending December 31, 2002 and December 31, 2003, and (iv) the unaudited financial statements of Seller for the period ended September 30, 2004 (the financial information described in clauses (ii), (iii) and (iv) of this sentence being referred to collectively as the “Unaudited Statements” and, the Unaudited Statements, together with the Audited Financial Statements being referred to collectively as the “Financial Statements”). The Financial Statements have been compiled from and are in all material respects in accordance with Seller’s books and records and (A) fairly present in all material respects the financial condition, assets and liabilities of Seller and the Company as of their dates and the results of operations of Seller and the Company for the periods then ended and (B) have been prepared in all material respects in accordance with GAAP consistently applied (except as noted therein and except that the Unaudited Statements may not include footnotes and shall be subject to nonmaterial recurring year-end adjustments).

(b) The Supplemental Financial Statements, when delivered pursuant to Section 6.9, will have been compiled from and will be in all material respects in accordance with Seller’s books and records and (A) will fairly present in all material respects the financial condition, assets and liabilities of Seller as of their dates and the results of operations of Seller for the periods then ended and (B) will have been prepared in all material respects in accordance with GAAP consistently applied.

(c) Neither Seller nor the Company has factored or offered, and it is not in Seller’s or the Company’s ordinary course of business to factor or offer, any prompt discounts with respect to its payment of accounts receivable.

4.8 Events Subsequent to Balance Sheet Date. Except as set forth on Schedule 4.8, from the Balance Sheet Date through the date hereof, (a) Seller has conducted its business only in the ordinary course and consistent with past practice, except for such changes as would not reasonably be expected to have a Material Adverse Effect on Seller, and (b) except as contemplated in this Agreement, including the Contribution, neither Seller nor the Company has:

(1) adopted any amendment to its certificate of incorporation, bylaws, certificate of formation, operating agreement or similar organization documents;

(2) (A) sold, leased, transferred or disposed of any assets or rights other than in the ordinary course of business consistent with past practice, which assets or rights do not involve more than $100,000 in the aggregate, (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past practice which Liens would not in the aggregate exceed $100,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past practice, that individually or in the aggregate would involve more than $100,000 or (D) entered into any commitment or transaction with respect to (A), (B) or (C) above;

(3) (A) incurred, assumed or refinanced any Indebtedness, or (B) made any loans, advances or capital contributions to, or investments in, any Person other than a wholly-owned Subsidiary in the ordinary course of business and consistent with past practice;

(4) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matured and became due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(5) (A) changed any of the accounting or tax principles, practices or methods used by Seller or the Company, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

(6) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any of Seller’s or the Company’s officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees and salaries to officers or Persons acting in a similar capacity in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(7) paid or made any accrual or arrangement for payment of any pension, retirement, allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any material amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; except contemplated by this Agreement, grant, issue, accelerate or accrue salary or other material payments or material benefits pursuant to any pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

(8) entered into any collective bargaining agreement;

(9) made any payments (other than regular compensation payable to officers and employees or Persons acting in a similar capacity of Seller or the Company in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with the stockholders of the Seller or any of Seller’s or Company’s Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

(10) made or authorized any capital expenditures, except (A) in the ordinary course of business consistent with past practice, and (B) for fiscal year ended December 31, 2003 in the ordinary course of business consistent with past practice, which in each case are not in excess of $100,000 individually or $500,000 in the aggregate;

(11) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

(12) failed to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon;

(13) (A) entered into, amended, renewed or permitted the automatic renewal of, terminated or waived any right under, any Material Contract, or (B) taken any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

(14) (A) made any material change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments, (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business, or (C) made any change in any reserve or other account existing as of the Balance Sheet Date, except as required by GAAP;

(15) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its material obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

(16) experienced any material damage, destruction, or loss to its property not covered by insurance;

(17) disposed of or permitted to lapse any Business Intellectual Property or granted any license or sublicense of any rights under or with respect to any Business Intellectual Property, other than in the ordinary course of business consistent with past practice;

(18) except pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 4.14 or as may be reasonably necessary to secure or protect Intellectual Property or other property rights of

Seller or the Company, provided any confidential information to any Person other than Purchaser;

(19) suffered material loss of business of any customers;

(20) suffered any material change in the normal operating balances of the Seller’s inventory;

(21) changed in any material respect the compensation level applicable to any class of Seller or Company employees;

(22) paid any bonuses payable or to become payable to any stockholders of Seller or any of Seller’s or the Company’s officers, employees, agents, consultants or Persons acting in a similar capacity;

(23) declared, set aside or paid any dividend or made any distribution with respect to its capital stock or member interest, as the case may be (whether in cash or in kind); or

(24) cancelled, compromised, waived or released any material right or claim outside the ordinary course of business.

4.9 Liabilities; Assets and Liabilities Prior to Contribution.

(a) Neither Seller nor the Company has any Liabilities that would be material to the Company, except for such Liabilities as (a) are set forth on Schedule 4.9(a) hereto as of the date hereof, (b) are reflected on the Financial Statements as of the date hereof, (c) were as of the date hereof, incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and which individually and in the aggregate have not exceeded $150,000 and could not reasonably be expected, with the passage of time, to exceed $150,000 or (d) were incurred since the date hereof in the ordinary course of business consistent with past practice.

(b) Except as set forth on Schedule 4.9(b), prior to the consummation of the Contribution, the Company had no assets or Liabilities of any kind.

4.10 Tangible Purchased Assets.

(a) Seller, as of the date hereof and up to the Contribution, and the Company as of the Contribution and up to the Closing, own, or otherwise have a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the tangible property and tangible assets used in the conduct of its businesses as currently conducted. Except as set forth on Schedule 4.10(a), each of Seller, as of the date hereof and up to the Contribution, and the Company as of the Contribution and up to the Closing, has good and marketable title to all tangible assets reflected on the Financial Statements or acquired since the Balance Sheet Date, free and clear of all Liens, other than Permitted Liens and immaterial assets disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry are suitable for their present uses.

(b) Schedule 4.10(b) sets forth by office location as of September 30, 2004, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Seller in connection with its business as currently conducted up to the Contribution and used by the Company on and after the Contribution, and which have an initial book value in excess of $2,000 per item.

(c) Each of Seller’s and the Company’s inventory as of the date hereof consists of raw materials, work-in-process and consignment and finished goods salable by Seller or the Company in the ordinary course of business. The Financial Statements reflect an adequate reserve for all Seller’s and the Company’s inventory that is slow-moving, as determined in accordance with Seller’s or the Company’s customary practices, or is obsolete, damaged or defective.

(d) Upon the consummation of the Contribution pursuant to Section 2.2, Company shall have acquired good title to the Contributed Assets, free and clear of all Liens, other than Permitted Liens subject to obtaining any applicable third party consents pursuant to Section 10.9.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a true and complete list, as of the date of this Agreement, of (i) all Registered Intellectual Property and (ii) all written agreements pursuant to which a third party has licensed Intellectual Property to Seller (other than “shrink-wrap” or similar licenses for generally available, commercial, off-the-shelf software), and, in each case, that are necessary for the conduct of the Business (“Business Intellectual Property”).

(b) To Seller’s Knowledge and with respect to the Business Intellectual Property, as of the date hereof, except as set forth in Schedule 4.11(b), Seller has not infringed upon, misappropriated, or otherwise violated any Intellectual Property of third parties. As of the date hereof, Seller has not received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Business Intellectual Property. To the Knowledge of Seller as of the date hereof, except as set forth in Schedule 4.11(b), no third party has infringed upon, misappropriated, or otherwise violated any Business Intellectual Property.

(c) Schedule 4.11(c) identifies each written agreement in which Seller has granted to any third party any license under or to any Business Intellectual Property owned by Seller (except for licenses granted in the ordinary course of business) as of the date hereof. With respect to the Business Intellectual Property owned by Seller, Seller has delivered to Purchaser correct and complete copies of all such license agreements (as amended to date) With respect to each item of Business Intellectual Property owned by Seller:

(1) except as set forth on Schedule 4.11(c), Seller possesses all right, title, and interest in and to such Business Intellectual Property, free and clear of any security interest, license, or restriction other than Permitted Liens;

(2) such Business Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; and

(3) no Action, claim or, investigation is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such Business Intellectual Property; and

(4) Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the items, except for the express infringement indemnities included in standard form sales or license agreements entered into by Seller in the ordinary course of business.

(d) Schedule 4.11(d) identifies each item of Business Intellectual Property that, to Seller’s Knowledge, any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission with respect to the Business or the Contributed Assets (excluding “shrink-wrap” or similar licenses for generally available, commercial, off-the-shelf software). With respect to each item of Business Intellectual Property rights required to be identified and licensed to Seller by a third party and listed in Schedule 4.11(d), to Seller’s Knowledge, as of the date hereof:

(1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to Seller and the other parties thereto, if any;

(2) except as otherwise provided in Schedule 4.11(d), the license, sublicense, agreement, or permission covering the item will continue to be legal, valid, binding, enforceable, and in full force and effect as to Seller on materially similar terms following the consummation of the transactions contemplated hereby;

(3) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder by the other party;

(4) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(5) no Action, investigation, charge, complaint, claim, or demand about which Seller has received written notice is pending, or to Seller’s Knowledge, is threatened, which challenges the legality, validity, or enforceability of the third party’s Intellectual Property rights listed in Schedule 4.11(d).

4.12 Tax Matters. Except as set forth on Schedule 4.12:

(a) Seller and each Subsidiary of Seller have (i) duly filed or provided, or has had filed or provided on its behalf, all material Tax Returns required to be filed by it, and each such Tax Return is true, complete and accurate in all material respects; (ii) paid, or has had paid on its behalf, all material Taxes required to be paid with respect to such Returns (other than those Taxes which are being challenged in good faith and for which adequate reserves have been provided); and (iii) has provided for, on its books of account and related records, liability for all other current material Taxes not yet paid. The unpaid Taxes of Seller and its Subsidiaries (x) did not, as of the date of the Unaudited Statement for the fiscal year ending September 30, 2004, exceed by any material amount the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such Unaudited Statement; (y) will not, as of the date of the Supplemental Financial Statement for the fiscal year ending September 20, 2004 to be delivered pursuant to Section 6.9, exceed by any material amount the reserve for Tax liabilities set forth in such Supplemental Financial Statement; and will not, as of September 30, 2004, exceed by any material amount such reserve for Tax liabilities as adjusted for the passage of time from date of the Supplemental Financial Statement for the fiscal year ending September 30, 2004 through the Effective Time in accordance with the past custom and practice of Seller and its Subsidiaries in filing their Tax Returns.

(b) Seller has not filed a consent under Code Sec. 341(f) concerning collapsible corporations.

(c) Neither Seller nor any of Seller’s Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Seller nor any of Seller’s Subsidiaries (A) has been a member of an “affiliated group” filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any other Person (other than a member of a consolidated return group the common parent of which was Seller) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) There is no Action currently pending regarding material Taxes with respect to Seller or any Subsidiary of Seller . No Tax Return of Seller or of any Subsidiary of Seller is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from Seller or from any Subsidiary of Seller. Seller has delivered to Parent true and complete copies of all income Tax Returns filed by Seller or by any Subsidiary of Seller in each of the three most fiscal years ending prior to the date of this Agreement and copies of all written communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes for such period.

(e) There is no ruling issued to Seller or to any Subsidiary of Seller concerning Taxes from (or with) any Governmental Authority which would have Material Adverse Effect on any member of the Company Group after the Effective Time.

(f) Neither Seller nor any Subsidiary of Seller has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) There is no lien or security interest in favor of any Governmental Authority on any of the assets of Seller or of any Subsidiary of Seller that arose in connection with the failure (or alleged failure) to pay any Tax except for customary liens for current Taxes not yet due and payable.

(h) Seller and each Subsidiary of Seller have withheld and deposited all Taxes required to be withheld and deposited with respect to payments made to employees and other persons.

4.13 Real Property.

(a) The Company does not own any real property. Schedule 4.13(a) lists all real property leased or subleased to the Company Group as of the date hereof (the “Real Property”), and identifies the lessor and street address of each parcel of Real Property. Seller has delivered to Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.13(a), as such leases or subleases have been amended to date. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 4.13(a):

(1) the lease or sublease is in full force and effect and will remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto;

(2) the Company Group is in possession of the leased premises and all rental and other obligations of the Company are current;

(3) the Company Group is not in material breach or default (or has not received notice of material breach or default which has not been cured), and no action has been taken by the Company Group which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration under such lease or sublease;

(4) to the Knowledge Seller or the Company, no party has repudiated any provision of such lease or sublease;

(5) there are no material disputes or forbearance programs in effect as to the lease or sublease to which any of Company Group is a party;

(6) except for the transfer required by the Contribution, neither Seller nor the Company has assigned, transferred, conveyed or encumbered (other than pursuant to Permitted Liens) any interest in the leasehold or subleasehold;

(7) to Seller’s or the Company’s Knowledge, all Real Property has received all material Governmental Permits required in connection with the operation thereof by

Company Group and has been operated and maintained by the Company Group in material compliance with material applicable laws; and

(8) the properties on which all Real Property resides are used in a manner consistent with applicable zoning, and all such Real Property has all requisite permits to allow the Company Group to operate all aspects of its business thereon and therein in compliance in all material respects with applicable laws and contractual obligations.

4.14 Material Contracts.

(a) Schedule 4.14 lists each of the written contracts and other agreements to which Seller or the Company is a party or by or to which Seller or the Company or any of its assets or properties is bound or subject, which is material to the Business as of the date hereof, including the following (such contracts and agreements being “Material Contracts”):

(1) any advertising, market research and other marketing agreements;

(2) any employment, severance, noncompetition, consulting or other agreements of any nature with any current or former stockholder, partner, officers or employee of Seller or the Company or any Affiliate of any of such Persons;

(3) any agreements relating to the making of any loan or advance by Seller or the Company;

(4) any agreements providing for the indemnification by Seller or the Company of any Person, other than the express infringement indemnities included in standard form sales or license agreements entered into by Seller or the Company in the ordinary course of business;

(5) any agreements with any Governmental Authority except those entered into in the ordinary course of business which are not material to Seller or the Company;

(6) any contracts and agreements for the sale of assets or for the furnishing of services, goods or products by or to Seller or the Company, including supply agreements, (A) with firm commitments having a value in excess of $250,000 and (B) having a term which is greater than six months and which is not terminable by Seller or the Company on less than 90 days’ notice without the payment of any termination fee or similar payment;

(7) any broker, distributor, dealer, representative or agency agreements;

(8) any agreements (including settlement agreements) currently in effect pursuant to which Seller licenses the right to use any Intellectual Property to any Person or from any Person, other than licenses to customers in the ordinary course of business, pursuant to Seller’s standard terms and conditions and research and development agreements;

(9) any voting trust or similar agreements relating to any of the Units or ownership interests of Seller to which Seller or the Company, or to the Knowledge of Seller or the Company, any of the stockholders of Seller, is a party;

(10) any joint venture, partnership or similar documents or agreements;

(11) any agreements that limit or purport to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

(12) all other agreements, contracts or commitments not made in the ordinary course of business which are material to Seller or the Company.

(13) all agreements containing earn outs or similar contingent payment obligations of Seller.

(b) Each Material Contract is legal, valid and binding on and enforceable against Seller, and, subject to the receipt of any applicable third party consents required to be procured by Seller prior to Closing pursuant to Sections 6.5 or 8.4, as of immediately prior to Closing will be binding on and enforceable against the Company, and to the Knowledge of Company, the other parties thereto, and is in full force and effect. Upon consummation of the Contribution, the Closing and the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. Neither Seller nor the Company is (or with the giving of notice or lapse of time would be) in material breach of, or material default under, any Material Contract and, to the Knowledge of Seller and Company, no other party thereto is in material breach of, or material default under, any Material Contract. Neither Seller nor the Company has received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts have been delivered to Purchaser.

4.15 Material Relationships with Customers. To the Knowledge of Seller and the Company, except as set forth in Schedule 4.15, the Company Group currently has reasonably good relationships with its suppliers and customers. Seller has not received any written notice of any current material dispute with any material supplier or customer of Seller or Company. Except as set forth on Schedule 4.15 or as would not reasonably be expected to have a Material Adverse Effect on Seller, since December 31, 2003 through the date hereof, no material supplier to or material customer of Seller or the Company has advised that it will stop doing business, or materially reduce its business, with Seller or the Company. Schedule 4.15 lists the ten (10) largest (in terms of dollar volume) customers and suppliers of Seller during each of the three immediately preceding fiscal years of Seller.

4.16 Notes and Accounts Receivable. Schedule 4.16 sets forth all outstanding notes and accounts receivable of the Company Group as of September 30, 2004. Except as set forth in Schedule 4.16, all notes and receivables of the Company Group reflected on the Financial Statements or created after the Balance Sheet Date arose from valid transactions in the ordinary course of business and are valid receivables not subject to setoffs or counterclaims, and, to the Knowledge of Seller and the Company, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject, in each case, to any reserves for bad debts reflected in the Financial Statements. Schedule 4.16 also sets forth, as of the date hereof, (a) all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Company Group.

4.17 Insurance. Schedule 4.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company Group and its business, properties and assets (or its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Purchaser. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Closing. Neither Seller nor the Company has received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 4.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company Group as of the date hereof. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

4.18 Employees.

(a) Except as set forth in Schedule 4.18, to the Knowledge of Seller and the Company, no executive, key employee or group of employees has expressed any written or verbal intent to terminate employment with the Seller before the Closing or with the Company within six (6) months after the Closing. Neither the Company Group nor any Subsidiary thereof is a party to or bound by any collective bargaining agreement nor has the Company Group or Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company Group nor any Subsidiary has taken any action, or omitted to take any action, that would result in any unfair labor practice under applicable Laws of any applicable Governmental Authority. No organizational effort is presently being made or, to the Knowledge of Seller and the Company, is threatened by or on behalf of any labor union with respect to employees of the Company Group. All of the Company Group’s and each Subsidiary’s current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which the Company Group or Subsidiary is subject, except for any such nonconformance that would not result in a Material Adverse Effect on Seller, the Units, or the Contributed Assets. The Company Group is not subject to any claim for overdue overtime compensation due to any employee, and no such claim has been threatened.

(b) Neither the Company Group nor any Subsidiary has received a notice of any violation of any immigration and naturalization Laws of any Governmental Authority relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and the Company Group and each Subsidiary is in compliance with all such immigration and naturalization Laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company Group.

4.19 Employee Benefits

(a) Schedule 4.19(a) contains a true and complete list of each individual employment contract and each, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, dental, vision, disability, life or other insurance, supplemental unemployment benefits, workers’ compensation benefits, welfare benefit, tuition assistance, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit or fringe benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company Group, an ERISA Affiliate of the Company Group, or a Subsidiary, for the benefit of any current or former employee or director of the Seller or Company, ERISA Affiliate, or Subsidiary, as the case may be (collectively or individually as the context requires, a “Plan” or “Plans”). Schedule 4.19(a) identifies each (i) corporation included with Seller or Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller or Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller or Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller or Company under Section 414(o) of the Code (each, an “ERISA Affiliate”). Schedule 4.19(a) identifies (1) each Plan that covers, immediately prior to the Closing Date, any or all of the Business Employees of the Seller and Company (a “Company Group Plan”), (2) each Plan that covers, immediately prior to the Closing Date, any or all of the employees of a Subsidiary Interest (a “Subsidiary Interest Plan”), and (3) each of the Company Groups Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Section 3(1) and 3(2) of ERISA (such Plans being referred to hereinafter collectively as “ERISA Plans”). Except as specifically set forth on Schedule 4.19(a), neither the Company Group nor any ERISA Affiliate, nor any Subsidiary Interest, has any formal or informal plan, commitment or understanding, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company Group or any Subsidiary Interest.

(b) With respect to each of the Plans, Seller has heretofore made available to Purchaser, upon request, true and complete copies of each of the following documents, as applicable:

(1) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(2) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(3) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

(4) a copy of the most recent Summary Plan Description (“SPD”), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(5) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(6) all contracts relating to the Plans with respect to which the Company Group or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(7) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code; and

(8) with respect to any Subsidiary Interest Plan, formal and informal documents and materials describing the terms and conditions of the Plan, and, as applicable, the funding arrangements for such Plan, the latest financial statements (whether formal or informal) showing contributions made to or owing with respect to such Plan for at least one year period ending on the Closing Date, and any required filings with respect to a Plan made to or at the request of a Governmental Authority for the last three years.

(c) Except as disclosed on Schedule 4.19(c), no liability under Title IV of ERISA has been incurred by the Company Group or any ERISA Affiliate since the Balance Sheet Date that has not been satisfied in full. Neither the Seller nor the Company nor any ERISA Affiliates of Seller or the Company, has ever sponsored, maintained nor had any obligation to contribute to, any ERISA Plan which is subject to Title IV of ERISA or Code Section 412. All contributions required to be made with respect to service by the Business Employees, or employees of a Subsidiary Interest, under the terms of a Company Group Plan or Subsidiary Interest Plan, as the case may be, with respect to service up to and including the Closing Date have been made, or will be made within 30 days of the Closing Date.

(d) Neither the Company Group nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or to the Knowledge Seller and Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company Group or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) All contributions and premiums which the Company Group, any ERISA Affiliate or Subsidiary is required to pay under the terms of each of the Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company Group or Subsidiary, as applicable.

(f) None of the ERISA Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA. Neither Seller nor the Company, nor any ERISA Affiliate of Seller or the Company, has ever had an obligation to contribute to a multiemployer plan.

(g) Each of the Company Group Plans and Subsidiary Interest Plans has been operated and administered in all material respects in accordance with its written terms and in accordance with the applicable Laws of each Governmental Authority, including but not limited to ERISA and the Code. All reports required to be filed with Governmental Authorities with respect to such Plans, including without limitation Form 5500-series annual reports, have been filed on a complete and timely basis. All applicable notices and disclosure documents with respect to such Plans have been provided to applicable employees and their dependents or beneficiaries.

(h) Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. The Company Group has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

(i) Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

(j) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company Group or any ERISA Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(k) No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Company Group, any ERISA Affiliate or any Subsidiary Interest after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, including COBRA (ii) death benefits or retirements benefits under any pension, retirement or deferred compensation plan, control or arranged, including any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company Group, an ERISA Affiliate or Subsidiary or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(l) Except as specifically set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company Group, any ERISA Affiliate or any Subsidiary Interest to severance pay, unemployment compensation or any other similar termination payment or (ii) except as set forth on Schedule 4.19(n), accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(m) There are no pending or, to the Knowledge Seller and Company, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan.

4.20 Environmental Matters.

(a) The Company Group is in compliance in all material respects with all Environmental Laws. The Company Group has not received any written notice, and is not aware of any such notice, actual or threatened, to the effect that (i) it is not in compliance with, or is in violation of, any such Environmental Laws or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company Group to comply with, or result in a violation by the Company Group of, any such Environmental Laws. To the Knowledge of the Company and Seller, Seller has at all times since its inception been in compliance in all material respects with all Environmental Laws.

(b) To the Knowledge of Seller and the Company, no Hazardous Substances are currently located on the Real Property that would give rise to any corrective action by or remedial obligation of the Company under Environmental Laws. There have been no releases of any Hazardous Substances by the Company, its agents or contractors (i.e., any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) on, upon or into the Real Property other than those authorized by Environmental Laws.

(c) Except as set forth on Schedule 4.20, neither Seller nor the Company is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or other Contract (excluding insurance policies disclosed on the Schedules) under which Seller or the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

(d) Neither Seller nor the Company has released any other Person from any claim under any Environmental Law or waived any rights concerning any actual or existing Environmental Condition.

4.21 Litigation; Compliance with Laws Schedule 4.21(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company Group (if referred), the amount the Company Group has reserved, or the amount of the Company Group’s claim and estimated expenses to the date hereof of the Company Group in connection with such matters. Neither Seller’s nor the Company’s assets or properties, are specifically named in any order, consent decree, settlement or similar agreement with any Governmental Authority. As of the date hereof, there is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Seller and Company or any of their properties or assets. As of the date hereof, there is no Litigation which seeks material damages in connection with the transactions contemplated hereby.

(b) Except as set forth in Schedule 4.21(b), each of the Seller and Company has complied and is in compliance with all Laws applicable to the Seller and Company and its business except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on Seller, the Units or the Contributed Assets. Except as set forth in Schedule 4.21(b), the Company Group holds all material Governmental Permits necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 4.21(b), Seller has no intent to make any changes in the conduct of the business of the Company Group that will result in or cause the Company Group to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto, except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect on Seller, the Units or the Contributed Assets. Such licenses, permits and other authorizations as aforesaid held by the Company Group are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of Seller or the Company, threatened or (ii) Investigations pending or, to the Knowledge of Seller or the Company, threatened that could result in the termination, impairment or nonrenewal thereof.

4.22 Affiliate Transactions. Schedule 4.22 lists, as of the date hereof, all agreements and arrangements by or between the Company Group, on the one hand, with or for the benefit of any current or former stockholder, partner, officer or other Affiliate of the Company Group or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest, other than the agreements set forth in this Agreement and the Ancillary Agreements. Schedule 4.22 lists all payments of any kind since December 31, 2003 through the date hereof, from the Company Group, to or for the benefit of any current or former partner, officer or other Affiliate of the Company Group or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest. All outstanding debts and other obligations of the Company Group to any Affiliate were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts of any of the Company Group’s officers or the respective Affiliates of the Company Group to the Company or Seller are reflected on the Financial Statements.

4.23 Acquisition of C-COR Common Stock and C-COR Debt Securities for Investment. The C-COR Common Stock and C-COR Debt Securities will be acquired by Seller for its own account for the purpose of investment only. Seller acknowledges that notwithstanding any obligation of C-COR to file a registration statement relating to the resale of C-COR Common Stock and C-COR Debt Securities with the Securities and Exchange Commission, no registration statement has yet become, or will be as of Closing, effective, and neither the C-COR Common Stock nor the C-COR Debt Securities may be offered, pledged, hypothecated, distributed, sold or otherwise transferred or disposed of nor may offers to pledge, hypothecate, distribute, sell or otherwise transfer or dispose of be accepted prior to the time that a valid registration statement becomes effective, except in the event of an exemption from registration and in accordance with all federal and state securities laws. Seller is an “accredited investor” within the meaning of the Securities Act and each of Seller and the Creditors have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of any investment in the C-COR Common Stock and C-COR Debt Securities. The Creditors are organized under the laws of the states set forth on Schedule 4.23.

4.24 Brokers’ Commissions. Except as set forth on Schedule 4.24, neither the Company nor Seller nor any of its Affiliates has employed, or is subject to the valid claim of, nor has the Company nor Seller nor any of its Affiliates incurred any Liability that would be payable by the Company or Purchaser, for any brokerage, finder’s or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

4.25 Officers and Directors.

(a) Schedule 4.25(a) is a list of the names and titles of all the current directors and officers of each of Seller, each Seller Subsidiary and Company as of the date hereof.

(b) Except as set forth in Schedule 4.25(b), the Company Group has no direct or indirect management or ownership interest in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of Seller or the Company.

4.26 Product Liability Claims.

(a) It is the Company Group’s standard practice to sell each product sold by the Company Group in conformity in all material respects with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Company Group have been sold in conformity with such practice, except as set forth of Schedule 4.26(a). No product sold by the Company Group is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.

(b) Schedule 4.26(b) sets forth a list of all written product liability claims raised or asserted against the Company since January 1, 1999 through the date hereof. As of the date hereof, no third party has advised the Company that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company Group prior to Closing.

4.27 Stockholder Approval.

(a) The following affirmative votes of stockholders of Seller are required to approve the Contribution, Sale and the transactions contemplated by this Agreement, in accordance with the Delaware General Corporation Law, Seller’s Certificate of Incorporation and Seller’s Bylaws in effect on the Closing Date: (i) the affirmative vote of a majority of the outstanding shares of Seller’s Series A Preferred Stock, and (ii) the affirmative vote of a majority of the outstanding shares of Seller’s Series A Preferred Stock and Common Stock, voting together (the “Stockholder Approval”).

(b) There are no appraisal or dissenters’ rights available to Seller or any stockholder of Seller as a result of the Contribution or the Transaction.

4.28 Internal Controls. Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s specific authorizations, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and complete remedial action is taken with respect to any differences.

4.29 Completeness of Disclosure. No representation or warranty of Seller or the Company in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Seller or the Company to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF C-COR AND PURCHASER

Each of C-COR and Purchaser, jointly and severally, represents and warrants to Seller and the Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement:

5.1 Organization and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. C-COR is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. Each of C-COR and Purchaser has full power and authority to execute, deliver and perform their respective obligations under this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and to carry out the transactions contemplated hereby and thereby. Each of C-COR and Purchaser has duly approved and authorized the execution, delivery and performance of this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, by all necessary corporate or limited liability company action and no other proceedings or other action on the part of C-COR, Purchaser or any stockholders of C-COR as such are necessary to approve and authorize the execution, delivery and performance by C-COR and Purchaser of this Agreement, the Ancillary Agreements and the documents and instruments contemplated hereby or thereby, or the consummation by C-COR and Purchaser of the transactions contemplated hereby or thereby. Each of C-COR and Purchaser has the power and authority (limited liability company and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where such failure to be qualified would not reasonably be expected to have a Material Adverse Effect on either C-COR or Purchaser.

5.2 Authorization; Binding Obligation. This Agreement constitutes, and when executed, each of the Ancillary Agreements will constitute, a legal, valid and binding agreement of C-COR and Purchaser, enforceable against C-COR and Purchaser in accordance with its terms.

5.3 No Violations.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements or the other documents and instruments to be executed and delivered by C-COR or

Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-laws or similar organizational document of C-COR; (ii) conflict with or result in a breach of any provision of the Certificate of Formation, operating agreement or similar organizational document of Purchaser, (iii) violate any order, writ, injunction or decree specifically naming C-COR or Purchaser, or any statute, rule, regulation or ordinance of any Governmental Authority applicable to C-COR or Purchaser or to which any of their properties or assets may be bound, or (iv) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which C-COR or Purchaser is a party or by which its assets or properties are bound, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of C-COR or Purchaser to consummate the transactions contemplated hereby.

(b) Except as set forth on Schedule 5.3, and all filings, permits, authorizations, consents and approvals as may be required under the HSR Act, no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by C-COR or Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of C-COR or Purchaser to consummate the transactions contemplated hereby.

5.4 Investment Purpose. Purchaser is purchasing the Units for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Units for any minimum or other specific term and reserves the right to dispose of the Units at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

5.5 Capitalization. The authorized capital stock of C-COR is set forth on Schedule 5.5. As of October 19, 2004, 46,757,392 shares of C-COR common stock and no shares of C-COR preferred stock were issued and outstanding. All of the issued and outstanding shares of Common Stock of C-COR are, and upon issuance to the Seller on the Closing Date, the C-COR Shares and, and upon issuance to Seller, the shares of Common Stock of C-COR underlying the C-COR Debt Securities will be, validly issued, fully paid and nonassessable and will not have been issued in violation of any pre-emptive rights with respect thereto, and have been or will be issued in compliance with all federal and state corporate and securities laws. C-COR is not a party to or bound by any, and to C-COR’s Knowledge, there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of C-COR. Except pursuant to this Agreement and the Ancillary Agreements, C-COR has not granted registration rights, including piggyback rights, to any Person.

5.6 Reports

(a) C-COR has timely filed with the Securities and Exchange Commission (“SEC”) all forms, reports, statements and documents required to be filed with the SEC pursuant to the Securities Act or the Exchange Act since June 1, 2001 (the “Reports”). All Reports were prepared in all material respects in accordance with the requirements of applicable Law and, as of their respective dates (and, if amended or superceded by a filing prior to the date of this Agreement or of the Closing, then on the date of such filing), complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Reports, as of its date (and, if amended or superceded by a filing prior to the date of this Agreement or of the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the circumstances therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, except to the extent that information contained in any Report has been revised, amended, supplemented or superceded by any later-filed Report, to the Knowledge of C-COR, none of the Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading.

(b) C-COR is, and expects to remain, eligible to (i) file a registration statement on Form S-3 to register the C-COR Shares and the C-COR Debt Securities, and the shares of Common Stock of C-COR underlying the C-COR Debt Securities, and (ii) maintain effectiveness thereof for at least two (2) years following the date of effectiveness of such registration statement.

(c) The financial statements (including the related notes) of C-COR included in the Reports complied at the time they were filed, or if amended, the date of such amendment, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of C-COR and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.7 Liabilities. Except as set forth in the Reports filed prior to the date of this Agreement, and except for Liabilities incurred in the ordinary course of business consistent with past practice since June 25, 2004, neither C-COR nor any of its Subsidiaries has any liabilities of any nature which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on C-COR or Purchaser, or would reasonably be expected to prevent or materially delay the performance of this Agreement by C-COR or Purchaser.

5.8 No Vote. No vote or approval of the holders of any class of securities of C-COR or Purchaser is necessary to approve this Agreement and the transactions contemplated hereby,

including any consent of the holders of C-COR Common Stock as may be required by the listing requirements of the NASDAQ National Market.

5.9 Adequate Cash. Purchaser has and will have as of the Closing sufficient cash on hand to pay the cash portion of the Purchase Price and to pay and satisfy the costs and expenses required to be paid or satisfied by Purchaser pursuant to this Agreement.

5.10 Completeness of Disclosure. No representation or warranty of C-COR or Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by C-COR or Purchaser to Seller pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 6. PRE-CLOSING OBLIGATIONS OF SELLER AND THE COMPANY

6.1 General. Each of Seller and the Company will use its respective commercially reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 8 below).

6.2 Access to Offices, Officers. Seller and the Company will provide to Purchaser, to C-COR and to each of their respective officers, employees, counsel and other representatives, upon request and reasonable advance notice, reasonable access during business hours to its officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing on or before the Closing Date and relating to Seller, the Company, the Units and the conduct of the Business, and will make its officers and employees available during normal business hours, to enable the Purchaser and C-COR to comply with reporting, filing or other requirements related to Seller, the Company, the Units or the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority, or perform its obligations under this Agreement.

6.3 Preservation of Business. From the date hereof until Closing, each of the Company and Seller will carry on its business and activities in substantially the same manner as they previously have been carried out and, except as expressly contemplated by this Agreement, shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by Seller as of the date of this Agreement. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Seller will not and will not cause or permit the Company, to disclaim, set aside, or pay any dividend or make any distribution of assets other than cash with respect to its capital, or redeem, purchase or otherwise acquire any of its capital for assets other than cash, engage in any practice, take any action or enter into any transaction of the type described in

Section 4.8 above, or take any action which would reasonably be expected to result in a Material Adverse Effect to the Business, the Contributed Assets or the Units.

6.4 Preservation of Business Insurance. Except as contemplated by this Agreement, Seller will cause the Company to, and the Company will, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and to continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

6.5 Third Party Consents Subject to Section 6.5(e) below, Seller will, or will cause the Company to, use commercially reasonable efforts to (i) obtain any material third-party consents, including the consent of lessors and sublessors and all of the consents of persons which have been disclosed, or are required to be disclosed, pursuant to Sections 4.4, 4.5, 4.14 and 4.27, which consents shall be in a form reasonably satisfactory to Purchaser, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Seller or the Company, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereto, (iii) make or cause to be made the applications or filings required to be made by Seller or the Company or their Affiliates under or with respect to the HSR Act or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by Seller or the Company or from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated by this Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by C-COR in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Seller shall, and shall cause their respective Affiliates to, furnish to C-COR all information necessary for any such application or other filing to be made in connection with the transactions contemplated by this Agreement. Each of the Company and Seller shall promptly inform C-COR of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If the Company or Seller intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give C-COR reasonable prior notice of such meeting. The Company and Seller shall coordinate and cooperate with C-COR in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) From the date of this Agreement until the Closing, each of Seller and the Company shall promptly notify C-COR in writing of any pending or, to the Knowledge of Seller or the Company (as the case may be), threatened, action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions or otherwise limit in any material respect the right of C-COR or the Purchaser to own or operate all or any portion of the businesses or assets of Seller or the Company.

(c) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated hereby as violative of any applicable law, each of Seller and the Company shall, and shall cause their respective Affiliates to, cooperate and use their commercial best efforts to contest and resist, except insofar as Seller and the Company and C-COR may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby.

(d) Nothing contained in this Agreement shall give C-COR or Purchaser, directly or indirectly, the right to control or direct the operations of Seller or the Company prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(e) Notwithstanding anything set forth in Section 6.5 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), neither C-COR nor Seller shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of C-COR, Seller or their respective Subsidiaries or the conduct of their business in a specified manner.

6.6 Exclusivity.

(a) Seller shall not (nor will it permit any of its officers, directors, agents, representatives (including bankers and attorneys) or Affiliates to), directly or indirectly, take any of the following actions with any party, other than Purchaser or its Affiliates, representatives or agents: (i) solicit, initiate, encourage or respond to any request for information or any offer or inquiry from any other Person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for, the acquisition of (A) any or all of the Contributed Assets (other than the sale of products in the ordinary course of business consistent with past practice or in connection with the Contribution) and (B) any of the capital stock or other equity interest of Seller or any of its Subsidiaries (other than in connection with the grant of stock options, issuance of convertible securities or exercise or conversion of such instruments, in each case in the ordinary course of business, consistent with past practice), or (ii) solicit or respond to any request for information or any offer or inquiry from any other Person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for the establishment of an arrangement for, the distribution of products of Seller or any Subsidiary of Seller outside the ordinary course of business consistent with past practice.

(b) In the event that Seller or its officers, directors, agents, representatives (including bankers and attorneys) or Affiliates shall receive any request, offer or proposal, directly or indirectly, of the type referred to in subsections (a)(i) or (ii) above, Seller shall promptly inform C-COR as to any such offer or proposal.

(c) Seller shall pay C-COR $5,000,000 as liquidated damages and not as a penalty if Seller, the Company or any of Seller’s Affiliates breaches Section 6.6(a) of this Agreement or Section 2(a) of the Voting Agreement, and this Agreement is terminated by C-COR or Purchaser as a result of such breach. This Section 6.6(c) shall be the exclusive remedy of C-COR, Purchaser or any of their Affiliates with respect to any breach described in this Section 6.6(c).

6.7 Disclosure; Schedules. Seller will give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in Section 4 above. No disclosure by Seller pursuant to this Section 6.7, however, shall be deemed to amend or supplement the Schedules.

6.8 Confidentiality. Seller and the Company shall and shall cause each of their respective officers and directors and other representatives to hold strict confidence, (a) any data or information with respect to the business of Purchaser or C-COR obtained in connection with this transaction or Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller and the Company will hold in strict confidence and will return to Purchaser, upon Purchaser’s written request, all data and information obtained from C-COR or Purchaser, including worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Seller or the Company in connection with this transaction. The foregoing shall not preclude Seller or the Company from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Seller or the Company in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Seller or the Company provide C-COR and Purchaser prior written notice of the nature of the required disclosure and the opportunity to seek relief from such disclosure.

6.9 Fiscal Year; Supplemental Financial Statements. As soon as practicable and no later than ten (10) business days prior to Closing, Seller shall change is fiscal year to end on September 30, effective for the year ended September 30, 2004 in accordance with Rule 3-06 of Regulation S-X. At least ten (10) business days prior to Closing, Seller shall provide audited financial statements of Seller for the fiscal years ended December 31, 2002 and December 31, 2003, and the nine (9) month period ended September 30, 2004 (such audited financial statements, the “Supplemental Financial Statements”), and such other financial information, statements, certifications and reports (whether audited or unaudited) including audited interim financial statements, as is deemed reasonably necessary by C-COR or Purchaser in order to permit C-COR and Purchaser to comply with state and federal securities laws, including Rule 3-05 of Regulation S-X. Prior to the Closing, Seller and the Company will cause the chief financial officer and chief executive officer of Seller to execute and deliver all reasonable certifications and representation letters reasonably requested by Purchaser for all periods through and including the Closing Date.

6.10 Company Obligations; Affiliate Agreements

(a) At or prior to the Closing, except with respect to amounts owed by or to the Company and any Subsidiary of the Company, Seller shall, and shall cause each of its Affiliates to, repay any Indebtedness or other amounts owing from such Persons to the Company.

(b) At the Closing, other than as specified in writing by Purchaser at least five days prior to the Closing Date, Seller shall cause all agreements between any stockholder of Seller, Seller or its Affiliates, on the one hand, and the Company, on the other hand to be terminated in all respects such that there is no Liability thereunder on the part of the Company.

6.11 Employees and Employee Benefits; Options.

(a) The Seller shall take all actions necessary (i) to terminate prior to Closing the employment of such Business Employees as C-COR or Purchaser shall designate (the “Terminated Business Employees”) and (ii) to provide that, effective as of the Closing, the employment of each Business Employee (other than a Terminated Business Employee) has been transferred to the Company such that the Company is the sole employer with respect to each such Business Employee. Seller shall also take all actions necessary to transfer prior to Closing the sponsorship of Seller’s 401(k) plan (“Seller’s 401(k) Plan”) to the Company and to, at the request of C-COR prior to Closing, either take action to terminate Seller’s 401(k) Plan or freeze the accrual of benefits thereunder, in either event effective immediately prior to Closing. Seller shall retain the sponsorship of all Company Group Plans other than Seller’s 401(k) Plan, and shall retain all liability and responsibility for the payment of benefits under, and the administration of, such other Company Group Plans, including without limitation the filing of annual reports (Form 5500-series), except as specifically described in Section 10.10. Notwithstanding the foregoing, C-COR shall reimburse Seller with respect to (1) severance costs associated with the Terminated Business Employees (in accordance with Seller’s past practice with respect to severance as communicated and agreed to by C-COR) and (2) administration fees incurred post-Closing with respect to such other Company Group Plans as may be charged by insurance providers or third party administrators, as applicable, as those Plans are being wound down. All premium costs associated with insured Company Group Plans shall remain the sole responsibility and liability of Seller.

(b) Prior to Closing, Seller will provide C-COR or Purchaser with reasonable access to the Business Employees and provide any assistance reasonably requested by Purchaser in negotiating and executing employment agreements with such Business Employees to be effective as of Closing.

6.12 Intangible Asset Information. Upon Purchaser’s request, Seller and the Company shall promptly provide Purchaser with copies of records and such other information that Purchaser deems necessary or desirable for the purpose of conducting an appraisal and due diligence of the intangible Contributed Assets, including the Business Intellectual Property (the “Appraisal”). Each of Seller and the Company shall make available its officers and employees, upon reasonable notice from Purchaser, for the purpose of assisting Purchaser or its agents with such appraisal.

6.13 Stockholder Approval and Creditor Lock-Up. Seller and Company shall obtain Stockholder Approval prior to Closing and in no event later than sixty (60) days following the date of this Agreement. Seller shall obtain the Lock-Up Agreements executed by each Creditor no later than (12) business days prior to Closing.

6.14 Consummated Contribution. Seller and the Company shall consummate the Contribution pursuant to the terms of Section 2.2 and in accordance with the terms of this Agreement.

6.15 Fees and Expenses. Except as expressly set forth in this Agreement, until Closing, all costs and expenses incurred by Seller and the Company in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by such party on or before Closing.

6.16 Company Tax Status. The parties intend that the Company be treated, for federal, state and local income tax purposes, as a disregarded entity that is not separate from the Member pursuant to Treasury Regulations Section 301.7701-3 et seq. and any corresponding provision of income tax law. Seller and the Company shall use their respective reasonable best efforts to take all actions required by the Code, the Treasury Regulations thereunder, or by any corresponding provisions of income tax law to maintain such status of the Company for all tax periods of Company that end prior to or include the Closing Date and shall use reasonable best efforts to refrain from taking any action contrary to this intent.

SECTION 7. COVENANTS OF C-COR AND PURCHASER

7.1 General. Each of C-COR and Purchaser will use its respective commercially reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 9 below).

7.2 Confidentiality. Purchaser and C-COR agree that Purchaser and C-COR and each of their respective officers and directors and other representatives shall hold in strict confidence, (a)

any data or information with respect to the Business obtained in connection with this transaction or Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser and C-COR will hold in strict confidence and will, upon Seller’s written request, return to Seller all data and information obtained from Seller or the Company, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser or C-COR in connection with this transaction. The foregoing shall not preclude Purchaser or C-COR from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Purchaser or C-COR in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Purchaser or C-COR provide Seller prior written notice of the nature of the required disclosure and the opportunity to seek relief from such disclosure.

7.3 Employees and Employee Benefits.

(a) At least ten (10) days prior to Closing, Purchaser and Seller shall mutually develop and agree upon a written plan for integrating certain Business Employees of Seller into the Company’s post-Closing operations (“Transition Plan”). At Purchaser’s sole discretion, Purchaser may offer employment agreements to certain Business Employees for any period following Closing as indicated in the Transition Plan.

(b) Aside from any Business Employee who executes an employment contract with the Company at the request of Purchaser on or prior to Closing: (i) all terms of employment of each Business Employee as of the Closing shall be determined by Purchaser in its sole discretion; and (ii) employment of Business Employees included in the Transition Plan with Purchaser will be employment at will and following the Closing Purchaser shall have the right to cause the Company to terminate the employment of any Business Employee at any time, for any reason, and to change the terms of such Business Employee’s wages, salaries, and benefits subject to subsection (b)(i) of this Section 7.3, applicable Law, and obligations of Purchaser to such Business Employee under any collective bargaining agreement or by a requirement of law or any regulation thereunder.

7.4 Restrictions Prior to Closing. During the period beginning on the date of this Agreement to and including the Closing Date, each of C-COR and Purchaser will not: (a) enter into any transaction that could have a material adverse effect on the ability of C-COR or Purchaser to consummate the transactions contemplated by this Agreement; (b) declare, set aside, or pay any dividend, or make any distribution with respect to its capital; or (c) enter into any material acquisition or disposition transaction.

7.5 Consents and Approvals.

(a) Except as set forth in Section 7.5(e) below, C-COR will, or will cause Purchaser to, use commercially reasonable efforts to (i) obtain any third-party consents required for the consummation by C-COR or Purchaser of the transactions contemplated by this Agreement, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by C-COR or Purchaser or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iii) make or cause to be made the applications or filings required to be made by C-COR or Purchaser or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by C-COR or Purchaser or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated by this Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by Seller in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the C-COR and Purchaser shall, and shall cause their respective Affiliates to, furnish to Seller all information necessary for any such application or other filing to be made in connection with the transactions contemplated hereby. Each of the C-COR and Purchaser shall promptly inform Seller of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If C-COR or Purchaser intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. C-COR and Purchaser shall coordinate and cooperate with Seller in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) From the date of this Agreement until the Closing, each of C-COR and Purchaser shall promptly notify Seller in writing of any pending or, to the Knowledge of C-COR or Purchaser (as the case may be), threatened, action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of C-COR or any of its Subsidiaries to own or operate all or any portion of the businesses or assets of Seller.

(c) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated hereby as violative of any applicable law, each of the C-COR and Purchaser shall, and shall cause their respective Affiliates to, cooperate and use their commercial best efforts to contest and resist, except insofar as Seller may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions.

(d) Nothing contained in this Agreement shall give C-COR or Purchaser, directly or indirectly, the right to control or direct the operations of Seller or the Company prior to the Closing.

(e) Notwithstanding anything set forth in Section 7.5 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), neither C-COR nor Purchaser shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of C-COR, Purchaser or their respective Subsidiaries or the conduct of their business in a specified manner.

7.6 Fees and Expenses. Except as expressly set forth in this Agreement, until Closing, all costs and expenses incurred by Purchaser and C-COR in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by Purchaser and C-COR on or before Closing.

7.7 Disclosure; Schedules. C-COR and Purchaser shall give prompt written notice to Seller of any development causing a breach of any of the representations and warranties in Section 5 above.

7.8 NASDAQ Listing of Additional Shares Application. C-COR shall use commercially reasonable efforts to cause the C-COR Shares and the shares of C-COR Common Stock underlying the C-COR Debt Securities to be authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

SECTION 8. CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE

The obligations of Purchaser to purchase the Units, the Business Intellectual Property and the Subsidiary Interests under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Purchaser may waive any or all of these conditions in whole or in part upon written notice to Seller.

8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by Seller or the Company in this Agreement, or in any written statement that shall be delivered by either of them under this Agreement to Purchaser or C-COR, shall be true on and as of the Closing Date as though made at that time (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date), except where the failures of such representations and warranties to be true and correct (without giving effect to any limitation as to “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or the Company, as applicable.

8.2 Performance. Seller and the Company, as applicable, shall have performed, satisfied and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

8.3 No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on Seller the Units or the Contributed Assets.

8.4 Consents. Seller and the Company shall have procured and delivered to Purchaser in a form reasonably satisfactory to Purchaser all of the third-party authorizations and consents specified on Schedule 8.4 of this Agreement. In addition, any waiting period under the HSR Act shall have expired or been terminated.

8.5 No Proceedings, Injunctions, Etc.. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation, (c) affect materially and adversely the right of Purchaser to own and vote the Units or (d) affect materially and adversely the right of Seller or the Company to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

8.6 Officer’s Certificates. The Chief Executive Officer or Chief Financial Officer of each of the Company and Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.5 have been satisfied.

8.7 Resignations. Purchaser shall have received the resignations, effective as of the Closing, and the resignations of all of the directors and officers of the Company and the Seller’s Subsidiaries, other than those whom Purchaser shall have specified in writing at least five days prior to the Closing Date.

SECTION 9. CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE

The obligations of Seller to sell and transfer the Units under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Seller may waive any or all of these conditions in whole or in part upon written notice to Purchaser.

9.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser and C-COR, or any of them, in this Agreement, or in any written statement that shall be delivered by any of them under this Agreement to Seller, shall be true on and as of the Closing Date as though made at that time.

9.2 Performance. Purchaser and C-COR, as applicable, shall have performed, satisfied and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

9.3 Consents. C-COR and Purchaser shall have procured the consent of CIT Business Group/Business Credit, Inc. or such consent shall no longer be required. Any waiting period under the HSR Act shall have expired or been terminated.

9.4 No Proceedings, Injunctions, Etc.. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation.

9.5 No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on Purchaser and C-COR, taken as a whole.

9.6 Listing. The C-COR Shares and the shares of C-COR Common Stock underlying the C-COR Debt Securities have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

9.7 Officer’s Certificates. The Chief Executive Officer or Chief Financial Officer of each of the Purchaser and C-COR shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 9.1 through 9.6 have been satisfied.

SECTION 10. POST-CLOSING COVENANTS

The parties agree to perform the following covenants with respect to the period following the Closing.

10.1 General.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11 below). Seller acknowledges and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

(b) From the date of this Agreement until Closing, Seller shall maintain all U.S. and foreign patent applications owned by Seller as pending.

(c) Within thirty (30) days after Closing, Seller shall transfer all files relating to the Business Intellectual Property to the counsel of Purchaser’s choice. Seller shall maintain all Intellectual Property files pending until such transfer is effected.

10.2 Litigation.

(a) Subject to Section 10.2(b), in the event that and for so long as any party actively is contesting or defending against any Action, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this

Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 11 below).

(b) If, at any time following the Closing, Purchaser, C-COR, the Company or any of their Affiliates, recovers any award from SeaChange International, Inc. or its Affiliates in connection with or as a result of the patent-related claims, counterclaims, settlements, demands and litigation between Seller and SeaChange International, Inc. in existence on the Closing Date and set forth on Schedule 10.2(b) (the “Patent Litigations”), Seller and its assigns shall be entitled to receive (i) the first $2,000,000 of any Proceeds, and (ii) fifty percent (50%) of all Proceeds in excess of $2,000,000. All amounts payable to Seller or its assigns pursuant to this Section 10.2(b) shall be payable by Purchaser in the form of the award received by the Company, C-COR or Purchaser, and shall be paid to Seller or its assigns within five (5) business days of receipt thereof by the Company, C-COR, Purchaser or their Affiliates. At least twenty (20) days prior to any resolution of the Patent Litigations (including any settlement thereof), C-COR or Purchaser shall provide Seller with written notice thereof, describing such contemplated resolution in reasonable detail. For purposes of this Section 10.2(b), “Proceeds” shall mean the sum of all awards received by the Company, C-COR, Purchaser or their Affiliates as a result of the Patent Litigations (including any settlement thereof), less all of the following: out of pocket costs, payments, expenses and Damages made, incurred or suffered by the Company, C-COR, Purchaser or their Affiliates after the Closing related to the Patent Litigations, including payments to third parties, attorneys fees, out of pocket expenses, awards, judgments, settlements and court costs incurred in connection with the investigation, defense or prosecution of the Patent Litigations by Purchaser, C-COR, Company or any of their Affiliates (“Expenses”). C-COR, and Purchaser shall use commercially reasonable efforts to prosecute, or to cause the Company to continue to prosecute, the Patent Litigations in a commercially reasonable manner. In the event Purchaser, C-COR, the Company or any of their Affiliates are required to pay any cash award in connection with the Patent Litigations, Seller and its assigns shall reimburse Purchaser, C-COR, the Company and any of their Affiliates the amount of such award together with any Expenses payable in connection therewith, up to the amount previously paid to Seller or its assigns by Purchaser, C-COR, the Company and their Affiliates pursuant to this Section 10.2(b) net of Taxes paid or accrued by Seller or its assigns. All amounts payable to Purchaser, C-COR, the Company or any of their Affiliates by Seller or its assigns pursuant to this Section 10.2(b) shall be paid by Seller within ten (10) business days after written demand therefor by Purchaser, C-COR, the Company or any of their Affiliates.

10.3 Non-Competition.

(a) For a period of three (3) years from and after the Closing Date, Seller will not, and will cause its Subsidiaries not to, other than in the performance of Seller’s obligations under this Agreement or the Ancillary Agreements, for its own account or for the account of others, directly or indirectly (i) engage in any business of providing products or services in connection with video on demand or ad insertion (“Competing Business”), (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any Competing Business, or (iii) manufacture, distribute, sell, offer or promote products in connection with the Competing Business.

(b) For a period of three years from and after the Closing Date, Seller will not, and will cause its Subsidiaries not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee, employee or business relation of Seller or the Company to cease its business relationship with the Company, Purchaser or its Affiliates.

(c) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement. Seller and Purchaser agree that the other party’s remedies at law for any breach or threat of breach of the provisions of this Section 10.3 will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 10.3 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant set forth in Section 10.3 (a), the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section 10.3 be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

10.4 Tax Reporting and Allocation of Consideration. Purchaser and Seller agree to take all steps necessary so that the Transaction shall be treated as a purchase of the Contributed Assets, the Subsidiary Interests and the Business Intellectual Property under the Code. Accordingly, Purchaser and Seller agrees to cooperate in the preparation of the allocation statement of the Purchase Price for timely filing in each of its federal income Tax Returns and any applicable foreign state or local Tax Return in accordance with a written statement (the “Statement of Allocation”), prepared, setting forth an allocation of the Purchase Price among the Contributed Assets, the Subsidiary Interests, the Business Intellectual Property and the covenants not to compete and not to solicit contained in Section 10.3, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Within 60 days after Closing, Purchaser shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by law, all foreign, federal, state and local Tax Returns of Purchaser and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller does not approve the Statement of Allocation, Purchaser and Seller shall make good faith efforts to agree on the allocation of the consideration among the Contributed Assets, the Subsidiary Interests, the Business Intellectual Property, and the covenants not to compete. If Purchaser and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within 60 days following the delivery of the Statement of Allocation by Purchaser, then the parties shall submit the dispute to an Auditor and the dispute shall be resolved pursuant to the procedures set forth in

Section 2.4(a)(8). Seller and Purchaser acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with the operation of the Business prior to the Closing; and (y) Purchaser will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Purchaser or the Company to any Business Employee in connection with the operation of the Business after the Closing. Seller and Purchaser agree to follow the Standard Procedure specified in Section 4 of Rev. Proc. 96-60, 1996-2 Cum.Bull. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business. Seller and Purchaser further agree to (i) be bound by the Statement of Allocation, (ii) act in accordance with the Statement of Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Statement of Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax without the consent of the other party, unless otherwise required pursuant to a “determination” within the meaning of either Section 1313(a)(1) or 1313(a)(3) of the Code.

10.5 Confidentiality; Access to Information.

(a) From and after the Closing Date, Seller shall and shall cause its officers and directors, Affiliates and other representatives to hold strict confidence, any data or information with respect to the business of the Company. The foregoing shall not preclude Seller and its representatives from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Seller, in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Seller or its representatives provide the Company, C-COR and Purchaser prior written notice of the nature of the required disclosure and the opportunity to seek relief from such disclosure.

(b) Seller shall maintain and provide access to Purchaser, the Company and C-COR, to all of the records and information required to be made available to Purchaser and C-COR prior to Closing pursuant to Section 6.2, in accordance with their normal document retention policies and if Seller desires to destroy or dispose of any of the foregoing which are material to C-COR, Purchaser or the Company at any time prior to the tenth anniversary of the Closing, Seller will offer to C-COR, Purchaser or the Company such information and records first in writing at least 60 days prior to such destruction or disposition.

10.6 Financial Certifications. Seller will cause the chief financial officer and chief executive officer of Seller to execute and deliver certifications, representation letters or other documents reasonably required by Purchaser’s or C-COR’s auditors.

10.7 Excluded Liabilities. As soon as practicable following Closing, Seller shall pay, satisfy and discharge all Excluded Liabilities.

10.8 Registration Rights.

(a) C-COR shall use its commercially reasonable best efforts to prepare and file a registration statement on Form S-3 with the SEC within forty-five (45) days after the Closing Date (and any related qualification under blue sky laws), covering the resale by Seller and the Creditors of the C-COR Common Stock, C-COR Debt Securities and the C-COR Common Stock underlying the C-COR Debt Securities (the “Registration Statement”), and to cause the Registration Statement to be declared effective as soon as reasonably practicable thereafter.

(b) C-COR shall prepare and file with the SEC any amendments or supplements to the Registration Statement or related prospectus which may be necessary in light of any transaction or event with respect to C-COR that C-COR believes it is required by the Securities Act to disclose, to keep the Registration Statement effective and to otherwise comply with the provisions of the Securities Act with respect to the offer and sale or other disposition of the C-COR Common Stock or C-COR Debt Securities or C-COR Common Stock underlying the C-COR Debt Securities for two (2) years following the date of effectiveness of such Registration Statement. C-COR shall furnish to each Creditor, in no event later than the fifth (5th) business day following its availability, five (5) copies of any amendment or supplement to the Registration Statement or related prospectus.

(c) C-COR will pay all expenses of any registration effected under this Section 10.8(a) or (b), including all registration and filing fees, all fees and expenses of complying with blue sky or other securities laws, and the fees and disbursements of C-COR’s counsel and independent public accountants, provided that C-COR shall not be required to pay the fees and expenses of counsel to Seller or the Creditors and any brokers’ or similar fees of Seller or the Creditors in connection with sales of C-COR Common Stock, C-COR Debt Securities, and the C-COR Common Stock underlying the C-COR Debt Securities.

(d) The Creditors, shall furnish to C-COR for inclusion in the Registration Statement such information regarding Seller or the Creditors, as applicable, and the intended method of disposition of such securities as shall be required to timely effect the registration.

(e) Each Creditor, and each of their respective Affiliates and representatives shall be indemnified and held harmless by C-COR for any and all Damages arising out of or resulting from any statement or omission in any prospectus or Registration Statement prepared by C-COR hereunder and used in connection with the sale of C-COR Common Stock or C-COR Debt Securities or C-COR Common Stock underlying the C-COR Debt Securities by or such Creditor; provided, however, that C-COR shall not be liable to any Person to the extent that (i) any Damages arise out of any statement or omission in such prospectus or Registration Statement made in conformity with written information furnished to C-COR by or on behalf of or such Creditor, (ii) any Damages arise out of such Persons’ failure to give or send a copy of the final prospectus, as supplemented or amended, to the Person asserting a misstatement or omission at or prior to written confirmation of the sale of COR Common Stock, C-COR Debt Securities, and the C-COR Common Stock underlying the C-COR Debt Securities, if such statement or omission was corrected in such final prospectus as amended or supplemented and such final prospectus was provided to Seller or such Creditor no later than the first business day following its availability, or (iii) any Damages which arise out of such Creditor’s breach of this Section 10.8 or actual or alleged wrongful or illegal act or omission.

(f) C-COR and its Affiliates and their respective representatives shall be indemnified and held harmless by each Creditor, for any and all Damages arising out of or resulting from Seller’s or such Creditor’s breach of this Section 10.8 or actual or alleged wrongful or illegal acts or omissions in connection with the sale by Seller or such Creditor of its C-COR Debt Securities, or the C-COR Common Stock including C-COR Common Stock underlying the C-COR Debt Securities, or Damages arising out of the circumstances described in Section 10.8(e)(i) or (ii). Notwithstanding the foregoing, in no event shall the aggregate liability of any such Creditor for Damages pursuant to this Section 10.8 exceeds the aggregate amount of C-COR Common Stock and C-COR Debt Securities received by such Creditor, as applicable, in connection with the transactions contemplated by this Agreement.

10.9 Non-Assignable Assets.

(a) From time to time following the Contribution, Seller shall execute and deliver, or cause to be executed and delivered to Company such additional instruments of conveyance and transfer as Company or Purchaser may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Company and put Company in possession of, any part of the Contributed Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right which would otherwise be included in the Contributed Assets or Assumed Liabilities, as appropriate, but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller or the Business would not, as a matter of law, pass to Company as an incident of the assignments provided for by this Agreement (the “Non-Assignable Assets”). Seller agrees to use its commercially reasonable best efforts (at Purchaser’s expense) to obtain any such consents promptly. At such time as any Non-Assignable Asset is properly assigned to Company, such Non-Assignable Asset shall become a Contributed Asset or Assumed Liability, as appropriate. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Company, such Non-Assignable Assets shall be held by Seller in trust for Company and the covenants and obligations thereunder shall be performed by Company in the name of the appropriate Seller and all benefits and obligations existing thereunder shall be for the account of Company. During such period, Seller shall take or cause to be taken such action in its name or otherwise as Company may reasonably request, at Company’s expense, so as to provide Company with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Company all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Contribution, Seller authorizes Company, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Company’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Seller to assign or delegate, or by Company to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof unless and until such consent is obtained.

10.10 Employee Benefits. In connection with the Transactions contemplated by this Agreement, Seller and each ERISA Affiliate of Seller may cease to maintain any group health plan within the meaning of Code Section 4980B(g)(2). In such event, C-COR or Purchaser will, in accordance with Treasury Regulation section 54.4980B-9, Q.&A-8(a), make COBRA continuation coverage, as described in Section 601, et seq, of ERISA and Section 4980B of the Code, under its own group health plan or plans, available to each “M&A qualified beneficiary” within the meaning of Treasury Regulation section 54.4980B-9, Q.&A.-4(a), provided that Seller identifies to C-COR each such M&A qualified beneficiary and the date of each M&A qualified beneficiary’s qualifying event, and, with respect to each M&A qualifying beneficiary with a qualifying event prior to the Closing Date, a copy of the COBRA notice and election materials provided to such individual and, as applicable, the status of the individual’s continuation coverage election. Seller will indemnify and hold harmless C-COR and Purchaser with respect to any obligation to offer COBRA continuation coverage to any individual not identified as described above as an M&A qualified beneficiary.

SECTION 11. INDEMNIFICATION

11.1 Indemnification by Seller and Seller Additional Parties. From and after the Closing, each of Seller and the Seller Additional Parties (each an “Indemnifying Seller”), jointly and severally agrees to indemnify and defend Purchaser, C-COR and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of Purchaser and C-COR (which shall specifically include the Company) (each, a “Purchaser Indemnitee”) against and hold them harmless from any and all Damages to the extent asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of or relating to any of the Excluded Assets, Excluded Liabilities, failure to pay amounts payable by Seller to Purchaser pursuant to the Working Capital Adjustment set forth in Section 2.4(a), or the breach, default, inaccuracy or failure of any of the warranties, representations, conditions, covenants or agreements of the Company or Seller contained in this Agreement, any Ancillary Agreement, or in any certificate or instrument required to be delivered pursuant hereto. Notwithstanding anything contained in this Section 11 to the contrary, Purchaser and C-COR shall take and shall cause their respective Affiliates to take reasonable steps to mitigate any Damages of Purchaser or C-COR upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages. Notwithstanding anything to the contrary, the Indemnifying Sellers shall not be liable for any Damages arising from a breach of Section 4.9(d) to the extent they have been accrued for on the Closing Balance Sheet.

11.2 Indemnification by C-COR and Purchaser. From and after Closing, each of C-COR and Purchaser agrees, jointly and severally, to indemnify and defend Seller and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) (each, a “Seller Indemnitee”) against and hold them harmless from and against any and all Damages which may be asserted against, imposed upon or sustained by a Seller Indemnitee at any time by reason of or arising out of or relating to any of the Contributed Assets, Subsidiary Interests, Business Intellectual Property or Assumed Liabilities, failure to pay amounts payable by Purchaser to Seller pursuant to the Working Capital Adjustment set forth in Section 2.4(a), or the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of Purchaser or C-COR contained in this Agreement, any Ancillary Agreement, or in any certificate, instrument or document delivered pursuant hereto. Notwithstanding anything contained in this Section 11 to the contrary, Seller shall take and shall cause its Affiliates to take reasonable steps to mitigate any Damages of Seller upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

11.3 Procedures for Indemnification for Third Party Claims.

(a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any Action by any entity who is not a party to this Agreement (a “Third Party Claim”) against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then a party could be obligated to provide indemnification under this Agreement as a result of or in connection with such Action, such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than 30 calendar days after receipt of such written notice of such Third Party Claim; provided, however, that failure to give notice as provided in this paragraph (a) shall not relieve the Indemnifying Party of its indemnification obligations under this Section 11 except to the extent that such Indemnifying Party is actually prejudiced by such failure. Said written notice to the Indemnifying Party shall set forth the basis of the Third Party Claim in reasonable detail and include copies of all pertinent correspondence relating to such Third Party Claim. The Indemnifying Party will have the right to assume and control the defense of any Third Party Claim at such Indemnifying Party’s sole expense and by such Indemnifying Party’s own counsel, by giving written notice to the Indemnitee (the “Notice to Defend”) no later than 30 calendar days after receipt of the above-described notice of such Third Party Claim provided such counsel is reasonably acceptable to the Indemnitee. The Indemnitee also will have the right to participate in, but not control, the defense of any Third Party Claim assisted by, one counsel of its own choosing at its own expense, provided that the Indemnifying Party shall pay such counsel fees and expenses if the counsel to the Indemnifying Party reasonably concludes that representation of Indemnitee would constitute a conflict of interest. The Indemnifying Party and the Indemnitee will cooperate with each other in good faith in such defense and make available all employees and books and records in its control as reasonably deemed necessary with respect to such defense (but not to the extent that would require waiver of any privilege). If the Indemnitee does not receive from the Indemnifying Party a Notice to Defend with respect to a Third Party Claim or a written notice of objection to the claim for indemnification specifying in reasonable detail the basis for the objection within the 30-day period described above, the Indemnitee may, at its option, elect to solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts or other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent such claim is or would have been indemnifiable under this Agreement if such claim is or had been proved; provided, that the Indemnifying Party will not be bound by any settlement or compromise effected without its written consent (which may not be unreasonably withheld). In such event, the Indemnifying Party will also have the right to participate in the defense of any Third Party Claim assisted by counsel of its choosing at its own expense. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, both parties shall cooperate in good faith in the defense or prosecution thereof, and both parties shall keep the other fully informed as to the status of such Third Party Claims and any related proceedings at all states thereof where such other party is not represented by its own counsel.

(b) The Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction. The Indemnifying Party shall not, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, settle or compromise any Action or consent to the entry of any judgment with respect to any Action for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability or obligation on the Indemnitee or any restriction on its activities. The Indemnifying Party may, without the Indemnitee’s written consent, settle or compromise any such Action or consent to entry of any judgment with respect to any such Action which requires solely the payment of money damages by the Indemnifying Party.

11.4 Procedures for Direct Claims; Disputes.

(a) Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third Party Claim or for which the Indemnitee seeks release of Escrowed Funds (a “Direct Claim”) shall be asserted by giving to the Indemnifying Party written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”). Within thirty (30) days of receipt of the Claim Notice (“Response Period”), the Indemnifying Person shall respond to the Indemnitee in writing to accept the claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Party fails to responds within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within 30 days following the end of the Response Period.

(b) In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 11.4(a) which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Except as set forth in the following sentence, such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association, and located in the State of Delaware. If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then each party shall select an arbitrator within the following 10 days, the arbitrators selected by the parties shall select a third arbitrator, and all arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal.

11.5 Limitations.

(a) All of the representations and warranties made by Purchaser, C-COR, the Company or Seller in this Agreement shall survive until the completion of C-COR’s June 24, 2005 audit, as evidenced by the filing of C-COR’s annual report on Form 10-K, (“Escrow Period”) except that the representations and warranties set forth in Section 4.2 (Units) and 4.10 (title) shall survive Closing for an indefinite period and the representations and warranties set forth in Section 4.12 (Taxes) shall survive Closing until the time of the expiration of the applicable statute of limitations. In the event notice of any claim for indemnification for a breach of a representation or warranty pursuant to Section 11.3(a) hereof shall have been given within the applicable survival period, such representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants, conditions and agreements of the parties set forth in this Agreement shall survive indefinitely; provided, however that the indemnification obligations contained herein shall survive so long as the applicable representations, warranties, covenants, conditions and agreements survive.

(b) The obligation of C-COR and Purchaser to indemnify Seller and the other indemnified Persons under Section 11.2 shall be Seller’s sole remedy under this Agreement against C-COR and its Affiliates. The obligation of each Indemnifying Seller to indemnify Purchaser and C-COR and the other indemnified Persons under Section 11.1 shall be C-COR and Purchaser’s sole remedy under this Agreement against each Indemnifying Seller and its Affiliates. Notwithstanding the foregoing, the parties agree that they shall each have the right to seek injunctive relief to enjoin any breach or violation of this Agreement.

(c) In no event shall the aggregate liability of each of C-COR and Purchaser, collectively, on the one hand and the Indemnifying Sellers collectively, on the other hand, for Damages pursuant to this Section 11 exceed the Escrow Amount; provided, however, that the limitations on the indemnity set forth in this sentence shall not limit the liability of Purchaser or C-COR for Damages arising from or relating to the fraud of Purchaser or C-COR and shall not limit the liability of the Indemnifying Sellers for Damages arising from or relating to the fraud of the Indemnifying Sellers, or breach of any representation or warranty contained in Sections 4.2, 4.10 or 4.12. For purposes of determining the number of shares of C-COR Common Stock to be delivered to any Indemnified Party out of the escrow account, the Escrowed Shares shall be valued at the volume-weighted average price per share of C-COR Common Stock as reported by Bloomburg, L.P. on the NASDAQ National Market System for the ten (10) consecutive Trading Days immediately preceding the date of such delivery.

(d) With respect to any Direct Claim for a breach of a representation or warranty, an Indemnitee shall not be entitled to recover any Damages until such time as the Damages claimed by the Indemnitees in the aggregate exceed an amount equal to $250,000 (the “Damage Threshold”), at which time the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed the full amount of such Damages. Any qualifications and exceptions relating to materiality or Material Adverse Effect shall be disregarded for the purpose of determining whether an Indemnitee shall be entitled to recovery. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate liability of the Indemnifying Sellers exceed the Purchase Price.

11.6 Escrow. Purchaser shall be entitled to the release of amounts in Escrow in satisfaction of damages pursuant to the terms of the Escrow Agreement. Upon the expiration of the Escrow Period, Purchaser shall authorize the release to the Seller or its assigns of the balance remaining in Escrow. Notwithstanding the preceding sentence, in the event there is an asserted or threatened, but unresolved claim for Damages for which Purchaser has provided a Claim Notice to Seller prior to the end of the Escrow Period pursuant to Section 1..4 hereof, the amount in Escrow to be released shall be reduced by the amount of Damages set forth in the Claim Notice.

SECTION 12. TERMINATION

12.1 Termination of Agreement.

The parties may terminate this Agreement as provided below:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller or the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results from Purchaser or C-COR breaching any representation, warranty or covenant contained in this Agreement) unless such failure is related to the failure to deliver the audited financial statements contemplated by Section 6.9 hereof, in which case such date shall be extended to February 28, 2005.

(c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser or C-COR has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under Section 9 hereof (unless the failure results primarily from Seller or the Company breaching any representation, warranty or covenant contained in this Agreement) unless such failure is related to the failure to deliver the audited financial statements contemplated by Section 6.9 hereof, in which case such date shall be extended to February 28, 2005.

12.2 Effect of Termination.

(a) If any party terminates this Agreement pursuant to Section 12.1(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of either party to any other party. Nothing set forth in this Section 12.2 shall mitigate or otherwise compromise the rights or obligations of the parties under Section 13.12 or in the event of a breach of the terms or provisions of this Agreement generally.

(b) Subject to Section 6.6(c), Seller shall pay C-COR $5,000,000, in addition to any other remedies as may be provided to C-COR at law, if Seller or the Company fails to consummate the transactions required to be consummated by such parties pursuant to the terms hereof, where (i) all conditions required to be satisfied by Purchaser or C-COR have been satisfied or waived pursuant to the terms of this Agreement; and (ii) all conditions to Closing have been satisfied or waived except for conditions that should have been satisfied by Seller or the Company, and the Company or Seller fails to satisfy their conditions to Closing without good cause therefor.

(c) C-COR and Purchaser, jointly and severally, shall pay Seller $5,000,000, in addition to any other remedies as may be provided to Seller at law, if Purchaser or C-COR fail to consummate the transactions required to be consummated by such parties for Closing pursuant to the terms hereof where: (i) all conditions required to be satisfied by Seller or the Company have been satisfied or waived pursuant to the terms of this Agreement; and (ii) all conditions to Closing have been satisfied or waived except for conditions that should have been satisfied by Purchaser or C-COR, and Purchaser or C-COR fails to satisfy their conditions to Closing without good cause therefor.

SECTION 13. MISCELLANEOUS

13.1 Entire Agreement. This Agreement together with the Ancillary Agreements, which also includes the Annexes, Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter of this Agreement and the Ancillary Agreements, including the Term Sheet between C-COR and Seller entered into September 28, 2004 and the Nondisclosure Agreement between C-COR and Seller, dated September 9, 2003, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or the Ancillary Agreements as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby; provided, however, that the Nondisclosure Agreement between C-COR and Seller, dated September 9, 2003, shall remain in effect in the event the Closing does not occur.

13.2 Amendments; Waivers. This Agreement (including the Annexes, Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

13.3 Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes (including all applicable real estate Taxes) and related fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) that may be or may become payable by Purchaser, the Company or Seller shall be borne equally by Seller and Purchaser, regardless of technical legal payment obligation under Laws.

13.4 Governing Law; Consent to Jurisdiction; Service of Process. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law. Each party hereby irrevocably consents to the service of any and all process in any such Action by the delivery of such process to such party at the address and in the manner provided in Section 13.9.

13.5 Choice of Venue. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this agreement may be brought in any court in the State of Delaware or; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

13.6 Waiver of Jury Trial. Each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

13.7 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

13.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by the Company or Seller except with the prior written consent of Purchaser; provided, however, that no such consent shall be required in the event that Seller or any Creditor assigns any of its rights or obligations under this Agreement or any provision hereof to the Creditors, including the distribution of the C-COR Common Stock or C-COR Debt Securities to the Creditors, the right to receive the Purchaser’s Reconciliation Payment, if any, or the assignment of Section 10.2 and 10.8 or any of the rights and obligations thereunder to the Creditors or transferees of the C-COR Debt Securities prior to resale on the Form S-3, and (ii) such Creditors and transferees agree to be bound thereby. Purchaser may assign this Agreement without the consent of any other party only to an Affiliate of Purchaser.

13.9 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Schedules and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company on or after Closing, Purchaser or C-COR, to:

C-COR Incorporated

60 Decibel Road

State College, PA 16801

Attn: Chief Executive Officer

Fax No.: (814) 237-5574

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Brian D. Doerner

Fax No.: (215) 864-8999

(b) if to the Company prior to Closing or Seller, to:

1825 NW 167th Place

Beaverton, OR 97006

Fax: (503) 645-1737

and

Lawrence Investments

101 Ygnacio Valley Road, Suite 320

Walnut Creek, CA 94596

Fax: (925) 977-9099

With a copy to:

Latham & Watkins, LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn: Ora T. Fisher

Fax No: (650) 463-2600

13.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.13 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

13.14 Legal Expenses. In the event that any Action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in said Action, in addition to any other relief to which such party may be entitled.

13.15 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and its successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture and this Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement; except that (i) BV and BRC shall be deemed to have all rights of the Purchaser set forth herein with respect to the Business Intellectual Property in the case of BRC and the Subsidiary Interests in the case of BV, and (ii) the Creditors shall be deemed to be third party beneficiaries of Section 10.8 of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

nCUBE CORPORATION

By:	/S/ STEVEN B. FINK
Steven B. Fink
Chairman

nCUBE SUB, LLC

By:	nCUBE CORPORATION

By:	/S/ STEVEN B. FINK
Steven B. Fink
Chairman

C-COR INCORPORATED

By:	/S/ DAVID A. WOODLE
David A. Woodle
Chief Executive Officer

BROADBAND MANAGEMENT SOLUTIONS, LLC

By:	/S/ WILLIAM T. HANELLY
William T. Hanelly
Chief Financial Officer

Joinder

The undersigned hereby join this Member Interest Purchase Agreement for the purposes of severally agreeing to perform the indemnification obligations and other Creditor obligations under Section 10.8, including Section 10.8(f), and Section 11; provided, however, that in no event shall the aggregate liability of the undersigned exceed the portion of the Purchase Price actually received by such undersigned entities in connection with the Member Interest Purchase Agreement.

SELLER ADDITIONAL PARTIES:

TAKO Ventures, LLC

By:	Cephalopod Corp., Member

/S/ PHILIP B. SIMON

Philip B. Simon, President

The Lawrence Ellison Revocable Trust U/D/D 12/8/95

/S/ PHILIP B. SIMON

Philip B. Simon, Co-Trustee

SCHEDULES FOR nCUBE

Schedule 2.2(b)	Excluded Assets

Schedule 2.2(c)(11)	Excluded Liabilities

Schedule 4.1(a)	Jurisdictions in which the Company is Qualified to do Business

Schedule 4.1(b)	Subsidiaries of Seller; Jurisdictions in which Seller is Qualified to do Business

Schedule 4.4	Conflict or Violation

Schedule 4.7(a)	Financial Statements

Schedule 4.8	Events Subsequent to Balance Sheet Date

Schedule 4.9(a)	Liabilities of Seller

Schedule 4.9(b)	Assets or Liabilities of the Company

Schedule 4.10	Permitted Liens

Schedule 4.10(a)	Tangible Assets

Schedule 4.10(b)	Tangible Assets; List by Office Location as of September 30, 2004

Schedule 4.11(a)	Intellectual Property; Licenses Registered

Schedule 4.11(b)	Intellectual Property; Infringement

Schedule 4.11(c)	Licenses Out

Schedule 4.11(d)	Licenses In

Schedule 4.12	Tax Matters

Schedule 4.13(a)	Real Property Leased or Subleased

Schedule 4.14	Material Contracts

Schedule 4.15	Relationships with Customers and Suppliers

Schedule 4.16	Accounts and Notes Receivable

Schedule 4.17	Insurance

Schedule 4.18	Employees Planning to Voluntarily Terminate

Schedule 4.19(a)	Employee Benefits

Schedule 4.19(c)	Liabilities Under Title IV of ERISA

Schedule 4.19(n)	Acceleration of Time of Payment or Vesting or Increases in Benefits

Schedule 4.20	Environmental Matters

Schedule 4.21(a)	Litigation

Schedule 4.21(b)	Compliance with Laws and Governmental Permits

Schedule 4.22	Affiliate Transactions

Schedule 4.23	Creditor Locations

Schedule 4.24	Brokers’ Commissions

Schedule 4.25(a)	Names and Titles of Current Directors and Officers of Seller, Seller Subsidiaries and the Company

Schedule 4.25(b)	Company Group Interests in Similar Businesses

Schedule 4.26(a)	Products Sold in Violation of Contractual Commitments

Schedule 4.26(b)	Written Product Liability Claims

Schedule 5.3	No Violations

Schedule 5.5	Authorized Capital Stock of C-COR

Schedule 8.4	Material Consents

Schedule 10.2(b)	Patent Litigations

The Registrant, C-COR Incorporated, hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.

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